Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Triple asterisks denote omissions.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

COMPLETE SOLARIA, INC.,

as Parent

COMPLETE SOLAR, INC.,

as Buyer

CHICKEN PARM PIZZA LLC,

as the Member

and

SUNDER ENERGY LLC

as the Company

dated as of September 21, 2025

i

3.26	Privacy	45
3.27	No Broker	47
3.28	Transactions with Affiliates	47
3.29	No Outstanding Fees or Commissions	47
3.30	Ownership of Company Interests	47
3.31	Independent Investigation	47
3.32	No Other Representations and Warranties	48

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MEMBER		48

4.1	Due Authorization; Enforceability	48
4.2	Consents and Approvals; No Conflicts	49
4.3	Title	49
4.4	Litigation	49
4.5	Interested Party Transactions	49
4.6	No Broker	50
4.7	Investment Purpose	50
4.8	Independent Investigation	50

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		51

5.1	Organization	51
5.2	Authority Relative to Agreement	51
5.3	Consents and Approvals; No Conflicts	51
5.4	No Broker	52
5.5	Sufficiency of Funds	52
5.6	Litigation	52
5.7	SEC Filings; Parent Financials; Internal Controls	52
5.8	Independent Investigation	53
5.9	No Other Representations and Warranties	54

ARTICLE VI COVENANTS		54

6.1	General	54
6.2	Notices and Consents to Third Parties	54
6.3	Operation of Business	55
6.4	Full Access	57
6.5	Notification of Certain Matters	57
6.6	Employee Matters; Company Compensation Plan	57
6.7	Preparation and Filing of Tax Returns; Tax Contests; Tax Actions	58
6.8	Transfer Taxes	59
6.9	Tax Refunds	59
6.10	Indemnification	60
6.11	No Solicitation of Transactions	60
6.12	Press Releases and Public Announcements	60
6.13	Confidentiality	61
6.14	Payoff Letters	61

ii

6.15	Registration Rights	61
6.16	Lock up; Transfer Management	63
6.17	Further Assurances	64

ARTICLE VII CONDITIONS TO THE CLOSING		64

7.1	Conditions to Obligations of the Company, Member and Parent	64
7.2	Additional Conditions to the Obligations of Buyer and Parent	65
7.3	Additional Conditions to the Obligations of the Company and Member	66

ARTICLE VIII TERMINATION		66

8.1	Termination	66
8.2	Effect of Termination	67

ARTICLE IX INDEMNIFICATION AND RELATED MATTERS		68

9.1	Survival Period	68
9.2	Indemnification of Buyer and Parent	68
9.3	Indemnification of Member	69
9.4	Third Party Claims	70
9.5	Limitations	71
9.6	Materiality	72
9.7	Adjustments to Total Consideration	72
9.8	No Effect	72

ARTICLE X GENERAL PROVISIONS		72

10.1	Notices	72
10.2	Amendment and Modification; Waiver	73
10.3	Succession and Assignment	73
10.4	Entire Agreement	73
10.5	Severability	74
10.6	No Third-Party Beneficiaries	74
10.7	Governing Law; Venue	74
10.8	Waiver of Jury Trial	74
10.9	Specific Performance	75
10.10	Certain Damages and Exclusive Remedies	75
10.11	Expenses	75
10.12	Brokers	75
10.13	Legal Representation	76
10.14	Headings	76
10.15	Construction	77
10.16	Incorporation of Exhibits and Disclosure Schedule	77
10.17	Counterparts	77

Exhibits

Exhibit A	Sample Closing Statement
Exhibit B	Investor Questionnaire
Exhibit C	Offer Letters
Exhibit D	Seller Note

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (the “Agreement”), dated as of September 21, 2025 (the “Agreement Date”), is entered into by and among Sunder Energy LLC, a Delaware limited liability company (the “Company”), Complete Solaria, Inc., a Delaware corporation (“Parent”), Complete Solar, Inc., a Delaware corporation (“Buyer”), and Chicken Parm Pizza LLC, a Delaware limited liability company (the “Member”, and, together with the Company and Buyer, the “Parties”).

RECITALS

WHEREAS, as of the Agreement Date, the Member is the beneficial and record owner of 100% of the Interests of the Company (the “Company Interests”);

WHEREAS, as of the Agreement Date, each of Eric Nielsen, Max Britton and Devon Glassman have (a) accepted and executed an employment offer letter from Buyer or an Affiliate thereof attached as Exhibit C (together with all schedules and exhibits thereto, the “Offer Letters”) and (b) executed and delivered to Parent a non-competition agreements (the “Non-Competition Agreements”), with the Offer Letters and Non-Competition Agreements to each become effective upon the Closing; and

WHEREAS the Member desires to sell, transfer, convey, assign and deliver to Buyer, and Buyer desires to purchase, acquire and accept from the Member, the Company Interests on the terms and conditions and for the consideration set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The following terms when used in this Agreement shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.6(d).

“Acquisition Transaction” has the meaning set forth in Section 6.11.

“Adjustment Amount” means the net amount (which may be positive or negative) of all increases or decreases to the Closing Cash Consideration pursuant to Section 2.6.

“Affiliate” means any Person that, directly or indirectly, through one or more Persons, controls, is controlled by or is under common control with the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” means this Membership Interest Purchase Agreement, including all Exhibits and Schedules hereto.

“Agreement Date” has the meaning set forth in the introduction.

“Ancillary Agreements” means the Seller Note and such other agreements entered into in connection with the transactions under this Agreement and listed on Schedule 1.1.

“Books and Records” has the meaning set forth in Section 3.6(c).

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York, generally are closed or authorized by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Cap” has the meaning set forth in Section 9.2(b).

“Cash Amount” means, as of immediately prior to the Closing, the aggregate amount of all cash (excluding any Restricted Cash) and cash equivalents of the Company, subject to the following: (a) the Cash Amount shall exclude checks written, outbound wire transfers and drafts that are issued by the Company but uncleared as of immediately prior to the Closing; and (b) the Cash Amount shall include checks received, inbound wire transfers and drafts deposited for the account of the Company as of immediately prior to the Closing.

“Cash In Lieu Amount” has the meaning set forth in Section 2.4(d).

“Cash In Lieu Consideration” has the meaning set forth in Section 2.4(d).

“Cash In Lieu Notice” has the meaning set forth in Section 2.4(d).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Consideration” means the initial amount payable by Parent on the Closing Date for the Company Interests and equal to the sum of: (a) $20,000,000, plus (b) the Estimated Working Capital Overage (if any), plus (c) the Estimated Cash Amount, less (d) the Estimated Debt Amount, less (e) the Estimated Transaction Expense Amount, and less (f) the Estimated Working Capital Underage (if any), and less (g) the amounts payable under the Company Compensation Plan at Closing as set forth on Schedule 6.6(e).

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” has the meaning set forth in the preamble.

“Company Compensation Plan” means the Company Compensation Plan, dated July 1, 2024, as amended by that certain Company Compensation Plan dated July 14, 2025.

“Company Contract” has the meaning set forth in Section 3.11(a).

“Company Data” means all data in any medium, including Confidential Information and Protected Information, in the possession, custody, or control of the Company, or otherwise held or processed on the Company’s behalf.

“Company Debt” means, as of any time, without duplication, the aggregate amount of all Indebtedness of the Company.

“Company Interests” has the meaning set forth in the recitals.

“Company IP” means the Company Products, the Company-Owned IP, the Licensed Intellectual Property and all other Intellectual Property to which the Company otherwise has rights.

“Company IP Agreement” means any Contract concerning rights in Intellectual Property to which the Company is a party or beneficiary or by which any of the Company’s properties or assets may be bound, including any (a) license of Intellectual Property by the Company to any Person or to the Company by any Person, (b) Contract between the Company and any Person relating to Licensed Intellectual Property, (c) Contract between the Company and any Person relating to the transfer, development, maintenance or use of Intellectual Property, or the development or transmission of any data related thereto, and (d) order governing the use, validity or enforceability of Intellectual Property.

“Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of October 30, 2023, between the Company and the Member.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Plan” has the meaning set forth in Section 3.12(a).

“Company Products” means all products, services, and other Intellectual Property designed, developed, created, manufactured, marketed, licensed, sold, distributed or performed by or on behalf of the Company on or prior to the Closing, and all other products, services, Intellectual Property, and additional features and functionality required to be designed, developed, manufactured, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary pursuant to any Contract to which the Company is a party prior to Closing.

“Company Service Provider” has the meaning set forth in Section 3.13(a).

“Confidential Information” has the meaning set forth in Section 6.13.

“Confidentiality Agreement” means the confidentiality agreement contained in that certain Service Provider Agreement, dated October 21, 2024, between the Company and Buyer.

“Consideration Share Limit” has the meaning set forth in Section 2.4(d).

“Consideration Shares” means a number of shares of Parent Common Stock equal to (a) 10,000,000 shares of Parent Common Stock issuable by Parent to Member pursuant to Section 2.4(d), minus (b) any shares of Parent Common Stock reduced from such amount pursuant to Section 9.5, minus (c) the total number of shares of Parent Common Stock issuable pursuant to the Company Compensation Plan and as set forth on Schedule 6.6(e).

“Consumer Protection Law” means the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; the FTC Green Guides, 16 C.F.R. Part 260; the FTC Endorsement Guides, 16 C.F.R. Part 255; any analogous state Laws for the protection of consumers; and any state common Law giving consumers rights to challenge or recover for any false, deceptive or unsubstantiated claims.

“Contract” means any written or oral contract, agreement, license, lease (including but not limited to the leases for Leased Real Property), sales order, purchase order, indenture, deed, trust, mortgage, note, bond, warrant, instrument, undertaking, arrangement, commitment or terms of use, including “click through” terms of use (including all amendments, supplements and modifications thereto).

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys’, accountants’ and experts’ fees and expenses.

“Debt Amount” means the aggregate amount of Company Debt and the unpaid Taxes of the Company for Pre-Closing Tax Periods as of or immediately prior to Closing.

“Debt Payoff Letter” means one or more payoff letters specifying the aggregate amount of the Company’s Liability (including unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs and premiums in connection with the repayment thereof) that will be outstanding as of the Closing under any Company Debt, which payoff letters shall include a per diem amount from the date of such Debt Payoff Letter through the Closing Date and shall state that, if payment of the amounts set forth therein is paid to the parties entitled to such amounts on the Closing Date, such parties will terminate and release any and all Liens that they or their Affiliates may have with respect to the Company or any of its assets and will deliver evidence thereof to Parent (including UCC-3 termination statements) and will take all actions necessary to effectuate such release (including executing and delivering to Parent all reasonably necessary documentation in form suitable for filing with all appropriate Governmental Authorities).

“Deductible” has the meaning set forth in Section 9.2(b).

“Deferred Consideration Shares” has the meaning set forth in Section 2.4(d).

“Deferred Consideration Shares Issuance Date” has the meaning set forth in Section 2.4(d).

“Disclosure Schedule” has the meaning set forth in the preamble of ARTICLE III.

“Effectiveness Deadline” means (i) with respect to the initial Registration Statement required to be filed pursuant to this Agreement, the earlier of the (A) six (6) months after the Closing Date and (B) second (2nd) Business Day after the date Parent is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review and (ii) with respect to any additional Registration Statements that may be required to be filed by Parent pursuant to this Agreement, the earlier of the (A) seventy-fifth (75th) calendar day following the date on which Buyer was required to file such additional Registration Statement and (B) second (2nd) Business Day after the date Parent is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in § 3(3) of ERISA) and any other compensatory, employee benefit, or restrictive covenant plan, program, policy, agreement, arrangement or commitment, including any bonus or other incentive plan, plan for deferred compensation, profit-sharing, options to acquire stock, stock appreciation rights, stock purchases, or other equity-based plans or arrangements, employee health, life or other welfare benefit plan, severance arrangement or policy, any employment or consulting agreement, any change in control agreement or arrangement, any Tax gross-up agreement or arrangement, any plan, arrangement, agreement, program or commitment to provide for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, leave of absence, life or accident benefits (including any voluntary employee benefits association (as defined in § 501(c)(9) of the Code) providing for the same or other benefits) or other arrangement, whether or not terminated, whether or not in writing or oral and whether or not subject to ERISA.

“Employment Matters” has the meaning set forth in Section 6.6(a).

“Equity Interest” means any share capital, capital stock, partnership or limited liability company interest or other equity, profits or voting interest, or any security or evidence of Indebtedness convertible into or exchangeable for any share capital, capital stock, partnership or limited liability company interest or other equity, profits or voting interest, or any right, warrant, option, or other Contracts to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.

“Estimated Cash Amount” has the meaning set forth in Section 2.2(b).

“Estimated Closing Statement” has the meaning set forth in Section 2.2(b).

“Estimated Debt Amount” has the meaning set forth in Section 2.2(b).

“Estimated Transaction Expense Amount” has the meaning set forth in Section 2.2(b).

“Estimated Working Capital Amount” has the meaning set forth in Section 2.2(b).

“Estimated Working Capital Overage” has the meaning set forth in Section 2.2(b).

“Estimated Working Capital Underage” has the meaning set forth in Section 2.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” has the meaning set forth in Section 3.19(c)(i).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all regulations with respect thereto.

“FERC” means the Federal Energy Regulatory Commission.

“Filing Deadline” means the six-month anniversary of the Closing Date.

“Final Closing Cash Consideration” means an amount equal to (a) the Closing Cash Consideration, plus (b) any Adjustment Amount payable to Member, minus (c) the amount payable under the Company Compensation Plan at Closing as set forth on Schedule 6.6(e).

“Final Closing Statement” has the meaning set forth in Section 2.6(e).

“Final Determination Date” has the meaning set forth in Section 2.6(e).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“FPA” means the Federal Power Act, as amended, including the regulations of the FERC thereunder.

“Fundamental Representations” means: (a) in the case of the Company, the representations and warranties set forth in Section 3.1 [Due Incorporation; No Subsidiaries], Section 3.2 [Due Authorization; Enforceability], Section 3.3(b) [No Conflicts], Section 3.4 [Capitalization], and Section 3.27 [No Broker]; (b) in the case of Member, the representations and warranties set forth in Section 4.1 [Due Authorization; Enforceability], Section 4.2 [Consents and Approvals; No Conflicts], Section 4.3 [Title], Section 4.6 [No Broker]; and (c) in the case of Buyer and Parent, the representations and warranties set forth in Section 5.1 [Organization], Section 5.2 [Authority Relative to Agreement], Section 5.3(b)(ii) [No Conflicts], and Section 5.4 [No Broker].

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any offer, bid, quotation or proposal to sell products or services made or provided by the Company that, if accepted or awarded, could lead to a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, purchase order, task order, delivery order, change order or other contractual commitment of any kind, between the Company and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract described in clauses (a) or (b) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Authority” means any (a) principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental authority, division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) individual, entity or body exercising, or entitled to exercise, any governmental executive, legislative, judicial, administrative, regulatory, audit, investigative, police, military or taxing authority or power on behalf of the above noted entities.

“Hazardous Materials” means all materials, wastes, articles, chemicals, microorganisms or substances, whether natural or manufactured, defined by, or regulated or controlled under, any HSE Law, including, without limitation, petroleum and petroleum products, asbestos, radon, lead, toxic mold, Legionella bacteria, radioactive materials, per- and polyfluorinated compounds and polychlorinated biphenyls.

“HSE Laws” means all applicable Laws, and standards used by Governmental Authorities to implement Laws, concerning the protection of human health, safety or the environment (including indoor and outdoor air, soil gas, surface water, ground water, land, surface or subsurface strata, flora, fauna and natural and cultural resources), including, without limitation, (a) Laws imposing Liability in connection with or imposing cleanup, investigatory or remediation obligations relative to any Release or threatened Release of pollutants, hazardous substances, hazardous materials, toxic microorganisms and wastes; (b) Laws otherwise related to the use, manufacturing, production, generation, handling, transportation, treatment, storage, disposal, emission, distribution, labeling, testing or processing of any pollutants, hazardous substances, hazardous materials and wastes; (c) Laws related to occupational and community health and safety; and (d) Laws related to toxic or harmful chemicals, intermediates, products, byproducts, co-products articles and wastes, whether in the form of pure substances, mixtures, articles, or otherwise. HSE Laws shall include, without limitation, the Safe Drinking Water and Toxic Enforcement Act of 1986, Cal. Health and Safety Code § 25249.5 et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 1101 et seq.; Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; Clean Air Act, 42 U.S.C. § 7401, et seq.; Occupational Health and Safety Act, 21 U.S.C. § 651, et seq.; Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; and Comprehensive Environmental Response, Compensation and Liability Act of 1980, § 9601 et seq.; and any other related federal, state or foreign Laws, in each case as the same may be amended from time to time.

“Indebtedness” of a Person means: (a) all indebtedness of such Person for borrowed money, whether or not contingent (including accrued but unpaid interest thereon, prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any such Indebtedness) whether under any loan agreement, credit agreement, promissory note, bond, debenture, line of credit or other evidence of indebtedness or otherwise; (b) all obligations of such Person for the deferred purchase price of property, securities, assets or services (including any potential future earn-out or milestone payments, holdback releases, or similar contingent payments, other than current liabilities taken into account in the calculation of the Working Capital Amount); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, including, in each case, accrued but unpaid interest thereon; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (e) all obligations, contingent or otherwise, with respect to letters of credit or similar instruments; (f) all leases capitalized and all obligations under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions; (g) delinquent trade accounts, accrued expenses and other payables that are more than ninety (90) days overdue (unless such amounts are being contested in good faith); (h) unfunded or underfunded Liabilities under any Employee Benefit Plan; (i) all earned but unpaid employee bonuses or commissions and deferred compensation obligations of such Person; (j) any unpaid severance payable or other claims due to any current or former employee or service provider initiated by such Person prior to the Closing (but excluding any Transaction Expenses); (k) the aggregate amount of all Taxes (including any “applicable employment taxes”) deferred by the Company under Section 2302 of the Coronavirus Aid, Relief and Economic Safety Act (as amended) with respect to any Pre-Closing Tax Period; and (m) all Indebtedness of other Persons (as described in clauses (a) through (k)) directly or indirectly guaranteed by such Person.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnified Taxes” means (a) all Taxes imposed on or with respect to the Company or the Member or any of their Affiliates for any Pre-Closing Tax Period, (b) any and all Taxes of any Person (other than the Company) imposed on the Company (or any predecessor of any of the foregoing) as a transferee or successor, pursuant to any Law, rule, regulation, by Contract or otherwise, which Taxes relate to an obligation arising before the Closing, (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local, or foreign Tax Laws, and (d) any Transfer Taxes the Member is liable for pursuant to Section 6.8, in each case, excluding amounts already included in the Debt Amount.

“Independent Contractor” means any individual who provides services to the Company, other than as an employee, including without limitation interns and individuals providing services through an individual contract, a third-party agency or consulting firm, as an agent of the Company or otherwise.

“Initial Consideration Shares” has the meaning set forth in Section 2.4(d).

“Intellectual Property” means all intellectual or industrial property of any kind or nature, whether owned, licensed (as licensor or licensee), or used, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including:

(a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications (including provisional applications), foreign counterparts thereof, inventions, discoveries, and ideas (whether or not patentable), indicia of invention ownership (including certificates of invention, petty patents and patent utility models) issued by any Governmental Authority and invention disclosure associated with any of the foregoing (collectively, “Patents”);

(b) registered and unregistered trademarks, service marks, assumed, fictional, business and trade names, trade dress, logos, brand names, certification marks and other similar designations of source, association or origins, and applications, registrations and renewals for any of the foregoing, together with the goodwill associated therewith and common law rights thereto;

(c) works of authorship and expressions, whether or not copyrightable, registered and unregistered copyrights in both published works and unpublished works, including copyrights in computer software, and all registrations, applications for registration and renewals for any of the foregoing;

(d) know-how, trade secrets, confidential or proprietary information and materials (including customer lists, business and technical information, data, databases, data compilations and collections, tools, process technology, plans, and drawings) and all rights therein, whether or not patentable;

(e) rights in semiconductor chip products and mask works (as defined in Section 901 of the Copyright Act of 1976) and all registrations, applications for registration and renewals therefor;

(f) all (i) software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), programs, operating systems, subroutines, files, records, schematics, interfaces, APIs, data files, protocols, algorithms, models, methodologies and implementations thereof; (ii) development tools, descriptions and flow charts; (iii) data, meta data, databases and compilations of data, whether machine readable or otherwise; (iv) programmer’s annotations, notes, documentation, product user manuals, training materials and other specifications and work product therefor used to designed, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded ((i) through (iv) collectively, “Software”); and (v) other technology, formulae, procedures, processes, methods, techniques, systems, specifications, designs, models, devices, prototypes, schematics, manuals and development tools;

(g) rights in internet websites, internet domain names, web addresses, URLs, web pages, Social Media Accounts and keywords, any content and data thereon or relating thereto and registrations and applications for registration of any of the foregoing; and

(h) all economic, moral and other rights in and tangible embodiments of any of (a)-(g), including any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover and retain, any such damages.

“Interest” means an “Interest” under the Company LLC Agreement.

“Investor Questionnaire” means the investor questionnaire attached to this Agreement as Exhibit B.

“IRS” means the Internal Revenue Service or any successor agency or authority.

“IT Systems” means any and all electronic data processing, information, recordkeeping, communications, telecommunications, operating, account management, inventory management, and all other computer or information technology systems, equipment and assets, including related documentation, materials, media and specifications, that are owned, purported to be owned, contracted for, licensed, leased, used or held for use by the Company and its Subsidiaries, including any and all such (a) computers, software, hardware, servers, peripherals, routers, hubs, switches, circuits, networks, data communications lines, telecommunications equipment and infrastructure and other technology-related plants and equipment, including databases, workstations, switches, and communication facilities; (b) software; (c) websites and web pages, social media sites and social media pages, applications (including mobile applications), and application programming interfaces (APIs), including all related content of the foregoing, including data, data files, programs, scripts, design, layout, text, graphics, images, animation and sound; and (d) cloud services and infrastructure, such as software as a service (SaaS), platform as a service (PaaS) or infrastructure as a service (IaaS).

“Key Suppliers” has the meaning set forth in Section 3.18.

“Knowledge” means, with respect to any Person, the actual knowledge, after reasonable investigation, of the specified Person. In the case of the Knowledge of the Company, “Knowledge of the Company” means the actual knowledge, after reasonable investigation, of Eric Nielson, Max Britton and Devon Glassman.

“Law” means any law (including common law), statute, code, regulation, ordinance, rule, order, decree, judgment, injunction, consent decree, enforceable contractual term, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed to or imposed by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.16(a).

“Liability” means any debt, liability, loss, duty, prohibition or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due.

“Licensed Intellectual Property” means all Intellectual Property owned by a Person other than the Company which the Company has the right to use pursuant to a license or other Contract.

“Lien” means any mortgage, pledge, lien, encumbrance, collateral assignment, security interest, easement, encroachment, restriction (including restriction on use), option, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other right of any third party or encumbrance whatsoever.

“made available” means that the subject documents or other materials were included in and available at the designated online data site hosted by the Company at least two (2) Business Days prior to the date of this Agreement.

“Material Adverse Effect” means any fact, occurrence, condition, development, circumstance, effect or change that, individually or when taken together with all such other facts, occurrences, conditions, developments, circumstances, effects or changes, (a) is or would reasonably be expected to be materially adverse to the Company or its business, results of operations, condition (financial or otherwise) or (b) prevents or would reasonably be expected to prevent the Company from consummating the transactions contemplated hereby; provided that with respect to clause (a) of this definition, a “Material Adverse Effect” shall not include any fact, occurrence, condition, development, circumstance, effect or change to the extent arising out of or attributable to (i) general economic, regulatory or political conditions, (ii) conditions generally affecting the industries in which the Company operates, (iii) any changes in the financial or capital markets in the United States or any other country or region in the world, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent, (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof enacted or implemented after the date of this Agreement, (vii) any natural or man-made disaster or acts of God; (viii)  any epidemics, pandemics, disease outbreaks, or other public health emergencies, (ix) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); in the case of each of the foregoing clauses (i) through (viii), to the extent such changes do not disproportionately affect the Company, as compared to other companies in the industry in which the Company operates.

“Member” has the meaning set forth in the preamble.

“Nasdaq” means the NASDAQ Global Market.

“Non-Competition Agreement” has the meaning set forth in the preamble.

“Notice of Disagreement” has the meaning set forth in Section 2.6(b).

“OFAC” has the meaning set forth in Section 3.19(c).

“Offer Letter” has the meaning set forth in the preamble.

“Operating Permits” has the meaning set forth in Section 3.14.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (i) the certificate of incorporation or articles of incorporation, as applicable, and the bylaws of a corporation; (ii) the certificate of formation and limited liability company agreement of a limited liability company (including, in the case of the Company, the Company LLC Agreement); (iii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iv) any amendment to any of the foregoing.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Indemnified Party” has the meaning set forth in Section 9.2(a).

“Parent Stockholder Approval” means such approval as required by the applicable law, including, without limitation, the rules and regulations of the Nasdaq Stock Market (or any successor entity), including Nasdaq Listing Rule 5635(a) thereunder, from the stockholders of Parent with respect to the issuance of Consideration Shares in excess of the Consideration Share Limit.

“Parties” has the meaning set forth in the preamble.

“Permits” means any permit, license, certification (including certificate of occupancy), approval, authority or other franchise granted by any Governmental Authority or other Person.

“Permitted Liens” means: (a) Liens for or in respect of Taxes that are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings and, in each case, for which adequate reserves have been established on the Financial Statements; (b) other than in connection with the real property, mechanics’ and similar Liens for labor, materials or supplies levied, assessed or imposed against the assets of the Company that arise or are incurred in the Ordinary Course of Business for amounts that are (i) not yet due and payable or (ii) being contested in good faith by appropriate Proceedings, none of which has been perfected. For purposes of this Agreement, “Permitted Liens” shall not include any Liens securing any Indebtedness; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; and (d) other than with respect to owned real property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

“Permitted Transfer” has the meaning set forth in Section 2.9(d).

“Permitted Transferee” has the meaning set forth in Section 2.9(d).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other business entity or Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on the Closing Date.

“Pre-Closing Tax Refund” has the meaning set forth in Section 6.9.

“Privacy and Security Laws” means all (a) applicable Laws concerning the privacy, data protection, processing, transfer or security of Protected Information, including the following and their implementing regulations, if applicable: Health Insurance Portability and Accountability Act (HIPAA), the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, data security applicable Laws, including those established by the California Consumer Privacy Act, Massachusetts Data Privacy Act, data breach notification applicable Laws, consumer protection applicable Laws, the General Data Protection Regulation (EU) 2016/679, the European Union Data Protection Directive 95/46/EC (and implementing regulations adopted by applicable European Union member states), applicable Laws and regulations relating to the transfer of Protected Information and any other privacy laws, regulations, rules or orders issued by the Government of India; (b) all applicable Laws concerning the security of the Company’s products, services, and Systems; (c) all Contracts to which the Company is a party or is otherwise bound that relate to Protected Information or protecting the security or privacy of information or IT Systems; (d) the Company’s internal and posted policies and notices relating to Protected Information and/or the privacy and security of the Company Products, IT Systems and Company Data; (e) any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing), and to the extent applicable, Payment Card Industry Data Security Standard and any industry self-regulatory principles regarding direct marketing, telemarketing, and online behavioral advertising.

“Proceeding” means any action, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court, Governmental Authority, referee, trustee, mediator or other entity.

“Proposed Closing Statement” has the meaning set forth in Section 2.6(a).

“Protected Information” means any information, in any form, that (a) is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual); or (b) is considered personal data or otherwise governed, regulated or protected by one or more Privacy and Security Laws.

“PUHCA” means the federal Public Utility Holding Company Act of 2005, as amended, including the regulations of the FERC thereunder.

“Registrable Securities” means (i) the Consideration Shares and (ii) any capital stock of the Company issued or issuable with respect to the Consideration Shares, including, without limitation, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise.

“Registration Statement” means a registration statement or registration statements of Parent filed under the Securities Act covering the Registrable Securities.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration, or disposing into or through the environment (including, without limitation, the abandonment or discarding of containers, tanks, closed receptacles, articles, debris, structures and equipment containing any Hazardous Material, whether held separately or integrated structurally or chemically).

“Representative” means the officers, directors, principals, employees, advisors, auditors, attorneys, agents, bankers and other representatives of a Person.

“Required Registration Amount” means, as of any time of determination, the maximum number of Consideration Shares issued or issuable pursuant to this Agreement.

“Resale Registration Statement” has the meaning set forth in Section 6.17(a).

“Responsible Party” has the meaning set forth in Section 9.4.

“Restricted Cash” means any cash which is not freely usable by the Company because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Cash Payment” means an amount equal to (a) $20,000,000, minus any offsets thereto pursuant to Section 2.7(a) and Section 9.5(a), and minus (b) the amounts payable under the Company Compensation Plan in connection with such Second Cash Payment as set forth on Schedule 6.6(e); and, for the avoidance of doubt, the Second Cash Payment is payable in cash by Parent to Member on May 15, 2026 and subject to the Seller Note.

“Securities Act” has the meaning set forth in Section 3.4(a).

“Seller Note” has the meaning set forth in Section 2.5(b)(iii).

“Security Incident” means (a) any unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized processing of Protected Information or other Company Data, (b) inadvertent, unauthorized, and/or unlawful sale, or rental of Protected Information or other Company Data, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Company Products or the IT Systems.

“Selling Holder Questionnaire” means the selling holder questionnaire attached to this Agreement as Exhibit B.

“Share Restrictions” has the meaning set forth in Section 6.16(a).

“Social Media Account Names” has the meaning set forth in Section 3.20.

“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (a) social media or social networking website or online service, (b) blog or microblog, (c) mobile application, (d) photo, video or other content-sharing website, (e) virtual game world or virtual social world, (f) rating and review website, (g) wiki or similar collaborative content website or (h) message board, bulletin board, or similar forum.

“Staff” has the meaning set forth in Section 6.14(b).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, as to any Person, any other Person controlled by such Person, whether directly or indirectly through one or more intermediaries.

“Tax Claim” has the meaning set forth in Section 6.7(c).

“Tax Return” means any return, report or other information or filing supplied or required to be supplied to a Governmental Authority or Person in connection with any Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (a) all taxes, charges, fees, duties, levies or other assessments (including income, withholding, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and social security taxes) that are imposed by any Governmental Authority, whether disputed or not, and such term includes any interest, penalties or additions to tax attributable thereto or attributable to any nonpayment thereof and (b) any Liability for any item described in clause (a) (or measured by reference to such item) pursuant to Contract, as transferee or successor, by operation of law (including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law) or otherwise.

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Total Consideration” means an amount equal to the sum of (a) the Final Closing Cash Consideration, plus (b) the Second Cash Payment, plus (c) the Consideration Shares issuable pursuant to this Agreement (or the Cash In Lieu Consideration).

“Transaction” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Expense Amount” means the Transaction Expenses unpaid as of or immediately prior to the Closing.

“Transaction Expense Payoff Letters” means one or more payoff letters, invoices or other written evidence in respect of the full amount of all Transaction Expenses outstanding as of the Closing Date, which payoff letter, invoice or other written evidence shall include a per diem amount from the date of such payoff letter, invoice or other written evidence through the Closing Date and shall state that, if payment of the amounts set forth therein is paid to the parties entitled to such amounts on the Closing Date, such parties will terminate and release any and all Liens that they or their Affiliates may have with respect to the Company or any of its assets and will deliver evidence thereof to Parent.

“Transaction Expenses” means (without duplication) any fees, costs, expenses or other payments for which the Company is liable incurred by or on behalf of any the Member, the Company, any officer, employee or Independent Contractor or any other Person related to or in connection with the negotiation, preparation, execution and the performance of, or which become due and payable solely as a result of this Agreement, the Ancillary Agreements or the Transaction, including (a) fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants, (b) amounts paid to third parties in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions under this Agreement, (c) all bonuses, incentive compensation, commissions, termination payments, retention or other change-in-control, separation, severance, tax gross-up or other transaction-related payments or compensation to be paid by the Company to any current or former employee or service provider of the Company or other third party in connection with the Transaction (whether paid or provided before, on or following the Closing Date and whether or not in connection with any other event, including any termination of service, but excluding any payments or benefits triggered by actions of the Company or a Company affiliate (including Buyer and Parent) to the extent such actions are taken after the Closing), (d) the employer portion of any withholding, payroll or similar Taxes incurred in connection with or related to this Agreement or the transactions contemplated by this Agreement or any Ancillary Agreements, and (e) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of the Member or the Company arising from, incurred in connection with or related to the transactions contemplated by this Agreement or any Ancillary Agreements.

“Transfer” has the meaning set forth in Section 6.16(a).

“Transfer Taxes” has the meaning set forth in Section 6.8.

“Treasury Regulations” means the regulations of the U.S. Department of the Treasury promulgated pursuant to the Code.

“Working Capital Amount” means an amount equal to, as of or immediately prior to the Closing, (a) the aggregate of all current assets of the Company, less (b) all current liabilities of the Company; provided, however, for this purpose current assets and current liabilities, as applicable, of the Company and its Subsidiaries shall not include (1) the Cash Amount plus any Restricted Cash, (2) the Debt Amount, (3) the Transaction Expense Amount, and (4) payroll Taxes and related withholdings.

“Working Capital Overage” means (a) if the Working Capital Amount has a value greater than the value of the Working Capital Target, then the amount of the difference between the Working Capital Target and the Working Capital Amount and (b) otherwise, zero.

“Working Capital Target” means an amount equal to $[***].

“Working Capital Underage” means (a) if the Working Capital Amount has a value less than the value of the Working Capital Target, then the amount of the difference between the Working Capital Target and the Working Capital Amount and (b) otherwise, zero.

ARTICLE II
MEMBERSHIP INTEREST PURCHASE

2.1 Purchase and Sale. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Member shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Member, all of Member’s right, title and interest in and to the Company Interests, free and clear of all Liens, in exchange for receiving the Total Consideration payable in accordance with this Agreement.

2.2 Pre-Closing Statement and Closing Cash Consideration.

(a) No later than three (3) Business Day prior to the Closing Date, the Company shall deliver to Parent a draft of the Estimated Closing Statement and shall accept such changes and comments thereto made by Parent in good faith on such draft.

(b) No later than one Business Day prior to the Closing Date, the Company shall deliver to Parent a written statement, incorporating such comments as may be required pursuant to Section 2.2(a), and certified by an officer of Member (the “Estimated Closing Statement”), setting forth (without duplication) good faith estimates of: (i) the Cash Amount (the “Estimated Cash Amount”); (ii) the Debt Amount (the “Estimated Debt Amount”); (iii) the Transaction Expense Amount (the “Estimated Transaction Expense Amount”); (iv) the Working Capital Amount (the “Estimated Working Capital Amount”); (v) the Working Capital Overage (if any) (the “Estimated Working Capital Overage”) or the Working Capital Underage (if any) (the “Estimated Working Capital Underage”); and (vi) based on such estimates, the calculation of the Closing Cash Consideration. The Estimated Closing Statement shall be prepared in accordance with this Agreement and the example closing statement as of August 31, 2025 and attached as Exhibit A.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, be held at such place and time as the Parties shall mutually agree, or remotely by electronic exchange of documents and signatures, no later than the second Business Day following the date on which the conditions set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) are satisfied or, if permitted, waived in accordance with this Agreement or at such other time as the Parties may mutually agree. The date on which the Closing is to occur is hereinafter referred to as the “Closing Date.” The foregiong notwithstanding, if the Closing Date pursuant to this Section 2.3 would be a Business Day on or before September 23, 2025, the Parent may elect to defer the Closing Date until September 26, 2025.

2.4 Closing and Post-Closing Payments.

(a) On the Closing Date, Parent, on behalf of Buyer, shall (a) pay to Member an amount equal to the Closing Cash Consideration, which amount shall be paid by wire transfer of immediately available funds to an account designated by the Member to Parent in writing no later than three Business Days prior to the Closing Date, and (b) deliver to Member the Seller Note in respect of the Second Cash Payment.

(b) With respect to each Debt Payoff Letter, on the Closing Date, Parent shall pay the amount of Company Debt and associated Liabilities set forth therein to the lender or Persons entitled thereto, which amounts shall be paid in accordance with the instructions set forth in the applicable Debt Payoff Letter.

(c) With respect to each Person entitled to receive a portion of the Estimated Transaction Expense Amount, on the Closing Date, Parent shall pay the amount of such portion of the Estimated Transaction Expense Amount set forth in the applicable Transaction Expense Payoff Letter, which shall be paid to such Person in accordance with the instructions provided no later than five Business Days prior to Closing (which instructions may, for the avoidance of doubt, provide for any such payment to be made to the Company for further payment at Closing to the applicable Person).

(d) On the Closing Date, Parent shall deliver written instructions to its transfer agent issuing to Member a number of shares of Parent Common Stock equal to 3,333,334 of the Consideration Shares minus the number of shares of Parent Common Stock issuable pursuant to the Company Compensation Plan as set forth on Schedule 6.6(e) (such shares issuable to the Member less the shares of Parent Common Stock reduced therefrom pursuant to this Section 2.4(d), the “Initial Consideration Shares”). Thereafter,

(i) on the 12-month anniversary of the Closing Date, Parent shall deliver written instructions to its transfer agent issuing to Member a number of shares of Parent Common Stock equal to 3,333,333 additional Consideration Shares minus the number of shares of Parent Common Stock issuable pursuant to the Company Compensation Plan as set forth on Schedule 6.6(e); and

(ii) on the 18-month anniversary of the Closing Date, Parent shall deliver written instructions to its transfer agent issuing to Member 3,333,333 additional Consideration Shares to Member minus the number of shares of Parent Common Stock issuable pursuant to the Company Compensation Plan as set forth on Schedule 6.6(e) (the Consideration Shares issuable to Member pursuant to this clause (ii) and the foregoing clause (i) less the number of shares of Parent Common Stock reduced therefrom pursuant to (i) above and this clause (ii), the “Deferred Consideration Shares”).

(e) Notwithstanding anything to the contrary in this Agreement, for purposes of ensuring Parent’s compliance with the rules and regulations of The Nasdaq Stock Market, including Nasdaq Listing Rule 5635(a), the total number of shares of Parent Common Stock that Parent may issue pursuant to this Agreement shall be limited to the 3,333,334 Initial Consideration Shares (the “Consideration Share Limit”), except that the limitation under this Section 2.4(e) shall not apply in the event that Parent (i) obtains the Parent Stockholder Approval or (ii) obtains a written opinion from counsel to Parent that such Parent Stockholder Approval is not required, which opinion shall be reasonably satisfactory to Parent. Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval in connection with its 2026 annual meeting of stockholders.

(f) Parent, in its sole discretion, may elect to pay cash to the Member or other applicable Persons in lieu of issuing Deferred Consideration Shares (such cash payments in lieu of issuing Deferred Consideration Shares in accordance with this paragraph, the “Cash In Lieu Consideration”). If Parent pays the Cash In Lieu Consideration with respect to any of the Deferred Consideration Shares issuable pursuant to either Section 2.4(d)(i) or Section 2.4(d)(ii), Parent shall deliver a written notice of such election to the Member at least five (5) Business Days prior to the twelve (12)-month or eighteen (18)-month anniversary of the Closing Date (as applicable, the “Deferred Consideration Shares Issuance Date”) (the “Cash In Lieu Notice”). If Parent delivers a Cash In Lieu Notice, Parent shall pay Member or other applicable Persons a cash payment equal to the product of the number of Deferred Consideration Shares that are subject to the Cash In Lieu Notice multiplied by the volume-weighted average price of the Parent Common Stock as quoted on Nasdaq for the 30-trading day period ending on the Business Day two (2) days immediately preceding the applicable Deferred Consideration Shares Issuance Date (such amount, the “Cash In Lieu Amount”), and fifty percent (50%) of the applicable Cash In Lieu Amount shall be paid on the three (3)-month anniversary of the applicable Deferred Consideration Shares Issuance Date and the remaining Cash In Lieu Amount shall be paid on the six (6)-month anniversary of the applicable Deferred Consideration Shares Issuance Date.

(g) Member agrees that, until the date that is the six-month anniversary of the Closing Date, Member shall not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer, assign, pledge or dispose of, directly or indirectly, any shares of the Initial Consideration Shares, (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Initial Consideration Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Initial Consideration Shares, in cash or otherwise, (3) make any demand for or exercise any right with respect to the registration of any Initial Consideration Shares, or (4) publicly disclose the intention to do any of the foregoing. Notwithstanding, upon prior written notice to Parent, subject to compliance with Parent’s insider trading policies and procedures (which shall apply to Member by virtue of Member being controlled by Persons who will be employees of Parent and its Affiliates following the Closing), and subject to applicable Laws (including the Securities Act and Rule 144 thereof), Member may sell such number of Initial Consideration Shares in open market sales up to an amount equal to the Taxes payable by Member in respect of Member’s realized gains from the sale of the Interests to Parent and Buyer pursuant to this Agreement. Following Parent’s written request, Member shall provide Parent a reasonably detailed summary of such Taxes payable and any supporting documents related thereto as reasonably requested by Parent.

2.5 Closing Deliveries. The following deliveries shall be made at the Closing.

(a) The Company and Member, as applicable, shall deliver or cause to be delivered to Parent:

(i) Officer’s Certificate. A certificate of an officer of the Company, dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a)-(b) have been fulfilled.

(ii) Secretary’s Certificate. A certificate, dated as of the Closing Date, signed by the secretary of the Company (A) certifying that attached thereto are current, complete and accurate copies of the Organizational Documents of the Company in effect immediately prior to the Closing, (B) attaching a recent good standing certificate of the Company, duly certified by the Delaware Secretary of State, (C) certifying that attached thereto are true and correct copies of the resolutions duly adopted by the sole manager of the Company authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (D) certifying as to the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement, the Ancillary Agreements and all other documents, instruments or agreements related hereto or thereto or to be executed by the Company.

(iii) Tax Documentation. A valid and duly executed IRS Form W-9 by the Member.

(iv) Membership Interest Assignment. Membership interest assignment agreement or other applicable instruments of transfer duly executed by the Member.

(v) Ancillary Agreements. Each of the Ancillary Agreements to which the Company or Member, as applicable, are party (other than this Agreement) duly executed by the Company or Member, as applicable.

(vi) Payoff Letters. The Debt Payoff Letters and Transaction Expense Payoff Letters contemplated by Section 6.14.

(vii) Third Party Consents. The consents from the third parties set forth on Schedule 3.3, duly executed by the applicable Persons party thereto.

(viii) Resignations and Releases. Resignations and releases of all of the officers and managers of the Company, in form and substance satisfactory to Parent, each effective as of the Closing.

(ix) Questionnaires. A true and complete Investor Questionnaire executed and delivered by each participant in the Company Compensation Plan.

(x) Lock Up Agreements. Lock up agreements with respect to the Consideration Shares, in such form as reasonably required by Parent.

(xi) Other Deliveries. The documents, instruments and certificates reasonably requested by Parent to be delivered by the Company or the Member at or prior to the Closing and set forth on Schedule 2.5(a).

(b) Parent shall deliver or cause to be delivered to the Company, for the benefit of the Company and Member:

(i) Closing Cash Consideration and Initial Consideration Shares. Payment of the Closing Cash Consideration pursuant to Section 2.4 and issuance of the Initial Consideration Shares pursuant to Section 2.4(d).

(ii) Certificate. A certificate of a duly authorized representative of Parent, dated the Closing Date, to the effect that the conditions specified in Section 7.3 have been fulfilled.

(iii) Seller Note. A secured promissory note issued by Parent in favor of Member (the “Seller Note”) in the principal amount equal to the Second Cash Payment, in the form set forth on Exhibit D.

(iv) Other Deliveries. Any other documents, instruments and certificates required to be delivered by the Parent pursuant to this Agreement.

2.6 Post-Closing Adjustment and Payments.

(a) Delivery of Closing Statement. As promptly as practicable, but not later than ninety (90) days after the Closing, Parent shall deliver to Member a statement (the “Proposed Closing Statement”) setting forth Parent’s good faith determination (each, without duplication) of: (i) the Cash Amount; (ii) the Debt Amount; (iii) the Transaction Expense Amount; (iv) the Working Capital Amount; (v) the Working Capital Overage (if any) or the Working Capital Underage (if any), and based on such estimates, (vi) the determination of the Total Consideration. Parent shall cause the Company and its Representatives to provide Member and its agents reasonable access during normal business hours upon not less than three Business Days’ prior notice, to the books and records of the Company for the purpose of reviewing the Proposed Closing Statement. The Parent shall prepare the Proposed Closing Statement.

(b) Notice of Disagreement. In the event Member disputes the correctness of the Proposed Closing Statement, Member shall notify Parent in writing of its objections within forty-five (45) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for Member’s objections (a “Notice of Disagreement”) and its proposed calculation of the correct amounts. Member shall not be entitled to deliver more than one Notice of Disagreement or to amend or otherwise modify the Notice of Disagreement after delivery thereof.

(c) Initial Method of Resolution. During the fifteen (15) days immediately following the delivery of any Notice of Disagreement (or such longer period as the Parent and Member may mutually agree), Parent and Member shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During such period, Parent and Member and their respective agents shall each have access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be. The matters set forth in any such written resolution executed by Parent and Member shall be final and binding on the Parties on the date of such written resolution.

(d) Dispute Resolution Procedure. If, at the end of the period referred to in Section 2.6(c), Parent and Member have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, Parent and Member shall submit to a nationally recognized independent accounting or financial consulting firm that is experienced in dispute resolutions of the type contemplated hereby and acceptable to Parent and Member (the “Accounting Firm”) for review and resolution of solely those matters specified in such Notice of Disagreement that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of such matters, which final resolution shall not be subject to collateral attack for any reason and shall be (i) in writing and signed by the Accounting Firm, (ii) limited to a determination of the financial and accounting matters reflected in the Notice of Disagreement and within the range of the amount of each item in dispute contested by Member and Parent on an item by item basis, (iii) furnished to Parent and Member as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than sixty (60) days after such referral, (iv) made in accordance with this Agreement and (v) conclusive and binding upon the parties on the date of delivery of such written resolution. Parent and Member agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. Parent and Member agree to reasonably cooperate with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.

(e) Final Closing Statement. The Proposed Closing Statement shall become the “Final Closing Statement” (i) on the earlier of (w) the 31st day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been delivered to Parent by Member, (x) the date upon which Member acknowledges in writing that it has no objections to the Proposed Closing Statement, (y) the date of resolution of all matters set forth in the Notice of Disagreement pursuant to Section 2.6(b) and (z) the date upon which the Accounting Firm reaches a final, binding resolution of solely those matters specified in any Notice of Disagreement pursuant to Section 2.6(d), (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 2.6(c), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (iii) with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 2.6(d). The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

(f) Dispute Resolution Expenses. Parent and Member shall each pay their own costs and expenses incurred in connection with the dispute resolution procedures contemplated by this Section 2.6. The fees, costs and expenses of the Accounting Firm shall be split by Parent and Member 50-50, provided, however, that if the Accounting Firm’s determination differs from the calculations contained in the Notice of Disagreement by more than 10%, all fees, costs and expenses of the Accounting Firm shall be borne by the party whose calculation is deemed incorrect.

2.7 Final Adjustment Payment.

(a) No later than two Business Days following the Final Determination Date:

(i) if the Adjustment Amount is positive, the principal amount of the Seller Note shall be increased automatically by an amount equal to the Adjustment Amount.

(ii) if the Adjustment Amount is negative, the principal amount of the Seller Note shall be reduced automatically by the absolute value of the Adjustment Amount.

(b) Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax Law), any amount paid in respect of the Adjustment Amount to Member pursuant to this Section 2.7 shall be treated by the Parties for all Tax purposes as an adjustment to the Transaction consideration.

2.8 Withholding. Parent, Buyer, the Company, and Member shall each be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable Tax Law; provided, however, Parent, Buyer, the Company and Member shall provide advance notice as soon as reasonably practicable prior to withholding upon any Person and shall reasoanbly cooperate to reduce or eliminate such withholding; provided, however, the foregoing undertaking shall not apply in respect of any withholdings made by Parent, Buyer or the Company in respect of any amounts paid or payable pursuant to the Company Compensation Plan or in accordance with Schedule 6.6(e). To the extent that any amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.9 Consideration Shares.

(a) The Consideration Shares constitute “restricted securities” under the Securities Act and may not be transferred absent registration under the Securities Act or an exemption therefrom. Any such transfer shall be subject to compliance with applicable state securities Laws.

(b) Member undertakes not to conduct any short selling, enter into any equity swaps or any similar arrangements having an effect on the price of Parent’s securities on market place from the date of this Agreement until and including the Closing Date. To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (i) to transfer on its books any Consideration Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Consideration Shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such Consideration Shares has been purportedly so transferred.

(c) Each book-entry security entitlement representing any Consideration Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by the Member in accordance with the terms hereof shall bear the following legends (or substantially similar legends, in addition to any other legends required by law, the Parent’s Organizational Documents or any other agreement to which the Member is a party):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

“THE SECURITIES MAY NOT BE USED IN HEDGING TRANSACTIONS UNLESS IN COMPLIANCE WITH THE ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE OR IN ACCORDANCE WITH REGULATION S OF THE ACT.”

(d) Notwithstanding the foregoing, and subject to the further restrictions set forth in Section 2.4(g) and Section 6.16, Member may transfer Consideration Shares in a transaction that does not constitute a sale under Rule 144(i) to an Affiliate of Member or (ii) to any one or more partners, stockholders or members of the Member; provided, however, that (A) Member shall give Parent written notice prior to the time of such transfer stating the name and address of the transferee and identifying the shares being transferred to the transferee, and (B) if reasonably requested by Parent, such transferee shall agree in writing, in form and substance reasonably satisfactory to Parent, to be bound by the provisions of this Section 2.9 and Section 6.16. Any such transfer of such shares pursuant to this Section 2.9(d) is referred to as a “Permitted Transfer,” and any such transferee of shares pursuant to this Section 2.9(d) is referred to herein as a “Permitted Transferee.”

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Member represents and warrants to Parent and Buyer as of the date of this Agreement and as of the Closing Date, except as set forth in the corresponding schedule of the disclosure schedule delivered by Member to Parent concurrently with the execution of this Agreement (the “Disclosure Schedule”) as follows:

3.1 Due Incorporation; No Subsidiaries.

(a) The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties as presently owned, leased and operated and to carry on its business as presently conducted. The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not have a Material Adverse Effect. The Company has made available to Parent complete and accurate copies of the Organizational Documents for the Company.

(b) The Company does not have and has never had any Subsidiaries and does not own and has never owned, directly or indirectly, any equity investment or other ownership interest in any Person.

(c) The Company’s business was never undertaken by any predecessor entity or other Person, and Member has only undertaken the business of marketing and selling solar panel products through the Company.

3.2 Due Authorization; Enforceability.

(a) The Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other limited liability company action on the part of the Company is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party, the performance by the Company of such obligations or the consummation by the Company of such transactions.

(b) This Agreement has been duly and validly executed and delivered by the Company and the Ancillary Agreements to which the Company is a party shall have been duly and validly executed and delivered by the Company on or prior to the Closing Date. This Agreement (assuming the due authorization, execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of the Company, and each of its Ancillary Agreements when executed and delivered by the Company (assuming the due authorization, execution and delivery by the other parties thereto) shall constitute a legal, valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

3.3 Consents and Approvals; No Conflicts.

(a) No consent, authorization or approval of, filing or registration with any Governmental Authority is necessary in connection with the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby.

(b) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and shall not: (i) violate any Law or other restriction of any Governmental Authority applicable to the Company; (ii) violate any provision of the Organizational Documents of the Company; (iii) except as set forth on Schedule 3.3, require any consent, authorization or approval under, violate or conflict with, result in a breach of, or termination of, or constitute a default under, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance obligation in or any increase in or creation of any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of the Company or give any Person any additional right under, permit cancellation of, result in the creation of any Lien upon, any of the assets or properties of the Company, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Company Contract set forth on Schedule 3.11(a); or (iv) permit the acceleration or maturity of any Indebtedness of the Company, except in the cases of clauses (i) and (iii), where the violation, breach, conflict, default or failure to give notice or obtain consent would not have a Material Adverse Effect.

3.4 Capitalization.

(a) All of the issued and outstanding Company Interests have been duly authorized for issuance, are validly issued and are fully paid and non-assessable. All issued and outstanding Company Interests have been issued pursuant to valid exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and all other applicable securities laws.

(b) Schedule 3.4(b) sets forth a true and correct list of each record holder of the outstanding shares of Company Interests, and the percentage of Company Interests held by each such record holder. The issued and outstanding Company Interests set forth on Schedule 3.4(b) constitute all of the outstanding Equity Interests of the Company as of the Agreement Date, and since the Company’s formation, no other Person, other than any Person listed on Schedule 3.4(b), has ever owned (beneficially or of record) or had any rights in respect of any Equity Interest of the Company. None of the issued and outstanding Company Interests are subject to or issued in violation of any Lien, purchase option, call option, right of first refusal, preemptive right or any similar right under any provision of the Organizational Documents or any other Contract to which the Company, Member or any other Person is or was a party. Other than as set forth on Schedule 3.4(b), there are no: (i) authorized or outstanding Equity Interests of the Company; (ii) other Contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any Equity Interests of the Company or that grant the holder thereof any right to vote on, or veto, any actions by the Company or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any Equity Interest of the Company; or (iii) outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or interests with respect to the Company.

(c) Except as set forth in Schedule 3.4(c): (A) there are no outstanding Contracts of the Company (i) restricting the purchase, sale or transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Company Interests or any other Equity Interest of the Company; (B) neither the Company nor Member is a party to or bound by, and there is not, any member agreement, control agreement, voting trust agreement or other Contract, plan or understanding relating to the purchase, repurchase, sale, acquisition, disposition, holding, voting, dividend, ownership or transfer rights or restrictions of any Equity Interests of the Company; and (C) Company has no obligation to purchase, redeem or otherwise acquire any Equity Interest of the Company or any Equity Interest therein from any Person. The Company has made available to Parent complete and accurate copies of each item set forth in Schedule 3.4(c).

3.5 Personal Property.

(a) The Company has valid title to all assets owned or purported to be owned by it, and a valid and enforceable leasehold interest in and to all tangible personal property leased by the Company, in each case that is used in the business of the Company, free and clear of all Liens, except for Permitted Liens. Such assets are in good operating condition and repair and suitable for use in the Ordinary Course of Business (ordinary wear and tear excepted), have been maintained in accordance with industry practice and constitute all of the tangible assets necessary to enable the Company to conduct its business in substantially the same manner as conducted by the Company prior to the Closing.

3.6 Financial Statements; No Undisclosed Liabilities; Books and Records.

(a) The Company has made available to Parent (i) audited balance sheets and statements of income of the Company as of and for the fiscal year ended December 31, 2024 and December 31, 2023, and (ii) unaudited balance sheets and statements of income of the Company as of and for the six month period ended June 30, 2025, and such financial statements are set forth on Schedule 3.6(a)(i) (collectively, the “Financial Statements”). The Financial Statements (including any notes thereto) were prepared from, are in accordance with and accurately reflect the books and records of the Company, are complete and accurate and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods, subject, in the case of interim financial statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the period involved.

(b) The Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the interim balance sheet as of June 30, 2025; and (ii) those which have been incurred in the Ordinary Course of Business since the June 30, 2025 and which are not material in amount and less than $100,000 in the aggregate.

(c) The books and records of the Company (the “Books and Records”) are accurate and complete and have been fully, properly and accurately maintained in accordance with the requirements of Law, in each case in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The information set forth in the Books and Records constitutes all of the information reasonably necessary for Parent to own, operate and administer in all material respects the business of the Company in the same manner and on the same terms as owned, operated and administered as of the date of this Agreement. The membership schedules of the Company made available to Parent are true, correct and complete as of the date of this Agreement.

3.7 Absence of Certain Changes.

(a) Since June 30, 2025, the Company has conducted its business in the Ordinary Course of Business in all material respects and there has not occurred any change, event, effect, circumstance or development which has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, except as set forth on Schedule 3.7, since June 30, 2025, the Company has not taken any action or omitted to take any action that would have resulted in a violation of Section 6.3 if such Section 6.3 had been in effect from and after June 30, 2025.

3.8 Legal Compliance.

(a) Except as set forth on Schedule 3.8(a), the Company and its Affiliates have, for the past three (3) years, materially complied with all applicable Laws, including Laws related to properties, sales practices, employment practices, terms and conditions of employment, labor relations and collective bargaining, leave laws, workers’ compensation, unemployment compensation, immigration, income tax, notice for plant closings and mass layoffs, wages and hours, safety, occupational health and safety and civil rights. The Company (or, to the Knowledge of the Company, any other Person) has not received any notice, which has not been dismissed or otherwise disposed of, that the Company has not so materially complied in with any applicable Law. The Company has not been charged or threatened in writing with, and, to the Knowledge of the Company, the Company is not under investigation with respect to, any material violation of any Law. The Company materially complies with applicable Law in connection with acquiring customer and business leads.

(b) Except as set forth on Schedule 3.8(b), there are no pending or, to the Knowledge of the Company, threatened, disputes or controversies between the Company and any Governmental Authority, or investigation or inquiry by any such Governmental Authority specifically affecting the Company or that would reasonably be expected to prevent or delay consummation of the transactions contemplated hereby. Neither the Company nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority, nor have any of them been advised by any such Governmental Authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case specifically affecting the Company or that would prevent or delay consummation of the transactions contemplated hereby.

3.9 Tax Matters.

(a) All income and other material Tax Returns required to be filed by or on behalf of the Company have been duly and timely filed and all such Tax Returns are correct and complete in all material respects. All material amounts of Taxes due and payable by or with respect to the Company (whether or not shown on any Tax Return) have been timely paid in full.

(b) The Company has complied with all applicable Laws in all material respects relating to the collection, withholding and payment of Taxes in connection with any amounts paid or owing to any employee, Independent Contractor, creditor, member, or any other third party and has timely collected, withheld and paid over to the appropriate Governmental Authority all material amounts required to be so collected, withheld or paid over under all applicable Laws.

(c) There is no action or audit currently proposed, threatened in writing or pending against, or with respect to, the Company in respect of any Taxes. No written notice of any audit or other administrative or court Proceeding with respect to Taxes and no notice of deficiency or proposed Tax adjustment has been received by the Company or any other Person with respect to the income, assets, operations or business of the Company.

(d) No claim has ever been made by any Governmental Authority that the Company is or may be subject to taxation by a jurisdiction in which it does not file Tax Returns.

(e) The Company has never received (and is not subject to) any ruling from any Tax authority or other Governmental Authority and has not entered into (and is not subject to) any agreement with a Tax authority or other Governmental Authority.

(f) There are not now any extensions of time in effect with respect to the dates on which any Tax Return of the Company were or are now due to be filed, other than automatic extensions obtained in the Ordinary Course of Business.

(g) There are no outstanding waivers or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or any deficiency thereof and the Company has not waived any statute of limitations in respect of Taxes.

(h) There are no Liens for Taxes against any asset of the Company (other than Permitted Liens).

(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law), (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or (v) change in any method of accounting, or use of an improper method of accounting, for any Pre-Closing Tax Period.

(j) The Company does not have any Liability for Taxes of any Person under Treasury Regulations section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise.

(k) The Company is not party to any Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which the Company will have any obligation to make any payments after Closing, other than any commercial agreement entered into in the Ordinary Course of Business the primary purpose of which is not the allocation of Taxes.

(l) Within the past two years, the Company has not distributed stock of another Person, or has had its interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(m) The Company has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(n) The Company has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation.

(o) The Company has been taxed since its inception as either a partnership or a disregarded entity for U.S. federal income tax purposes. The Company has never had in effect an election to be treated as a corporation for U.S. federal, state or local income tax purposes.

(p) Notwithstanding anything in this Agreement to the contrary, nothing in Section 3.9 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount, reduction, availability or usability of any net operating loss, capital loss, Tax credits, Tax asset or similar Tax attributes of the Company.

3.10 Intellectual Property.

(a) The Company owns or otherwise has valid, legally enforceable and sufficient rights to use all Company IP. The rights of the Company in the Company IP constitutes all of the Intellectual Property used in or necessary to conduct the business of the Company as conducted and planned to be conducted by the Company. There is no Intellectual Property other than the Company IP that is material to or necessary for the continuation of the business of the Company immediately after the Closing in substantially the same manner as conducted on the date hereof and planned to be conducted.

(b) Schedule 3.10(b) sets forth a complete and accurate list of, and separately identifies, all registrations of (and pending applications to register) Company IP and all material unregistered Company IP and sets forth, for each item, the full legal name of the owner of record, applicable jurisdiction, status, application or registration number and date of application, registration or issuance, as applicable. All such registered Intellectual Property is subsisting and to the knowledge of the Company, valid and enforceable in the applicable jurisdictions, and all registration, maintenance and renewal fees currently due in connection therewith, if any, have been paid and all documents, recordation and certificates in connection with such Intellectual Property currently required to be filed, if any, have been filed with the relevant governmental authority for the purposes of prosecuting, maintaining and perfecting such Intellectual Property and recording the applicable Company’s ownership interests therein.

(c) The Company is the sole and exclusive owner of all Company-Owned IP, free of all payment obligations and other Liens and the Company-Owned IP is not subject to any judgments or limitations or restrictions on use or otherwise. There is no Proceeding, judgment, Contract or other arrangement that prohibits or restricts the Company from carrying on its business anywhere in the world or from any use of the Company IP. No Person has any rights in the Company IP that could cause any reversion or renewal of rights in favor of that Person or termination of an acquired company’s rights in the Company IP.

(d) The Company has valid licenses to use and license, as the case may be, the Licensed Intellectual Property, subject only to the terms of the applicable Company IP Agreements. Schedule 3.10(d) sets forth a complete and accurate list of all Company IP Agreements, identifying therein all Licensed Intellectual Property. Prior to the date hereof, the Company has furnished to Parent complete and accurate copies of all Company IP Agreements required to be listed, or that are otherwise identified, in Schedule 3.10(d). The Company is in compliance in all respects with all of its obligations under each Company IP Agreement, there has been no breach of any Company Contract relating to Company IP by the Company that is continuing and unremedied and the Company has not received any notice of any default or any event that, with the giving of notice or lapse of time or both, would constitute a default under (or other breach of) any Company IP Agreement. None of the Company IP Agreements grant any third party exclusive rights to or under any Company IP or grant any third party the right to sublicense any Company IP. Except with respect to the agreements listed in Schedule 3.10(d), the Company is not obligated to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property. The Company has paid all royalties, fees and other amounts that may have been due prior to the Closing Date to any Person with respect to the Licensed Intellectual Property.

(e) All Company IP Agreements are, to the Knowledge of the Company, valid, binding and enforceable by the Company against the other parties thereto, and, to the knowledge of the Company, such other parties, are in compliance with the terms and conditions of the Company IP Agreements. As of Closing, no other party to any Company IP Agreement has threatened in writing to terminate any of the rights of the Company in such Company IP Agreement, and, to the Knowledge of the Company, no valid basis for such termination exists.

(f) Neither the Company IP nor the conduct by the Company of its business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other Person or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction.

(g) There are no Proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or involving any Company Product or which have been asserted against the Company (including in the form of offers to obtain a license), (i) alleging that the Company IP or the use by the Company of any Company IP infringes, misappropriates, dilutes or violates the Intellectual Property of any Person, (ii) challenging the validity, use, enforceability, registrability, ownership or rights of the Company with respect to any Company-Owned IP or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of any Company IP. Company is not subject to any outstanding or prospective order (including any motion or petition therefor) that restricts or impairs the use of any Company IP. The Company has not received any formal written opinion of counsel that any Company IP or the operation of the businesses of the Company infringes, misappropriates, dilutes or violates any Intellectual Property of any other Person.

(h) To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or violating, and, no Person has infringed, misappropriated, diluted or violated, any Company-Owned IP. The Company has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company IP or breach of any Contract involving the Company IP.

(i) The Company has not entered into any Contract with any Person in connection with, and the Company is not otherwise obligated to indemnify any Person against, any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property of any other Person. The Company has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to Damages resulting or arising from the Company IP, except under those Contracts summarized or described in Schedule 3.10(i).

(j) The Company has taken all commercially reasonable steps necessary to protect and preserve trade secrets and other confidential information included in the Company IP. The Company has taken all commercially reasonable steps necessary to comply with all duties of the Company to protect the confidentiality of information provided to the Company by any other Person. No confidential information, trade secret or other Company IP has been disclosed by the Company or any other Person (including employees, consultants, Independent Contractors or agents of the Company) to any third Person in any material respect, except pursuant to valid and appropriate non-disclosure or license agreements that have not been breached. Neither the Company nor any of its Affiliates has ever disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company IP, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any such source code to any Person.

(k) To the Knowledge of the Company, no current or former employee or Independent Contractor of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Company IP or has any right, license, claim or interest whatsoever in or with respect to any Company IP.

(l) Except as set forth on Schedule 3.10(l), none of the Company IP was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university. The Company is not a member of, and the Company is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members.

(m) No Software in any Company Product or other Company IP is subject to any material obligation that, or contains, links, incorporates, is derived from, is distributed with, is combined with, or is being or was developed using open source software in a manner that, would (1) impose or could impose a requirement or condition that any Software of the Company or their respective Affiliates or any Company Product (i) be disclosed or distributed in source code form, (ii) be licensed under terms that permit making modifications or derivative works, (iii) be licensed, conveyed or redistributable at no charge to subsequent licensees or be subject to any restriction on the consideration to be charged for the distribution thereof or (iv) be subject to a requirement that any patents related to such software are either licensed to or may not be asserted against, recipients of such software; (2) otherwise imposes or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any software or Company Product. With respect to any open source Software that is or has been used in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

(n) All material Software included in the Company IP is functional and operates substantially in accordance with the specifications and documentation relating to that software. The Company has in its possession the full and complete source code for the software included in the Company Products and for systems developed by or on behalf of the Company, and has documented all such source code in a professional manner that is reasonably sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Software and systems in accordance with the Company’s obligations to its customers. No source code for Software owned by the Company has been made available to any escrow agent, customer or other third party (other than employees and Independent Contractors of Company for use in the performance of services for the Company), and Company does not have any obligation to make available any such source code to any third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse in time or both) will, or could reasonable be expected to, result in the delivery, license or disclosure of any such source code to any Person.

(o) To the Knowledge of the Company, none of the Company Products or the IT Systems (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any data) that adversely affects the use, functionality, or performance of such Company Product or IT System or any product or system containing or used in conjunction with such Company Product or IT System; (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or IT System or any product or system containing or used in conjunction with such Company Product or IT System; or (iii) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent.

(p) The IT Systems are in good working order and condition and have been used and maintained in accordance with their documentation, manufacturer requirements and applicable insurance policies. The Company has not experienced any material defect in design, workmanship or material of the IT Systems, and the IT Systems have all of the performance capabilities, processing capacity, resources, characteristics and functions necessary for the conduct of the business of the Company. To the Knowledge of the Company, there have not been any failures, errors or breakdowns in the IT Systems used in the operation of the business which have caused any material disruption or interruption with respect to the business of the Company.

(q) To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereunder will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, or any other limitation with respect to, any Company IP; (ii) a breach of or default under any Company IP Agreement (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant or transfer to any other Person of any license or other right or interest under, to or in any Company IP; (v) the Company or any of its Affiliates granting to any Person any ownership interest in, covenant not to sue, access to, license or other right with respect to any Company IP; or (vi) the Company or any of its Affiliates or any Company IP being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or personnel (except as expressly agreed to in this Agreement by the Parties). After the Closing, the Buyer will possess the same rights to the Company IP as the Company possessed immediately prior to the Closing without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise have been required to pay had the Closing not occurred.

3.11 Contracts.

(a) Schedule 3.11(a) sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or pursuant to which any of its assets is bound (collectively with the Contracts set forth on Schedule 3.11(a), the “Company Contracts”):

(i) any Contracts, other than Employee Benefit Plans, containing requirements of noncompetition or of non-solicitation, exclusive-dealing Contracts (including Contracts containing exclusive purchase, exclusive supply or exclusive distribution provisions) or any other Contracts or obligations that limit or restrict (A) the ability of the Company or any of its Subsidiaries to solicit customers or employees, or (B) the localities in which, all or any portion of the business of the Company or any of its Subsidiaries, is or could be conducted;

(ii) any Contracts that contain “most favored nation” provisions;

(iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other similar agreements or instruments relating to Indebtedness of the Company or any of its Subsidiaries;

(iv) any Contract (excluding Employee Benefit Plans, leases for the Leased Real Property and Contracts with Key Suppliers and Key Customers) that, on its face, involves an individual payment to or from the Company in excess of $50,000 during (A) the twelve (12)-month period prior to the date of this Agreement or (B) the twelve (12)-month period ending on the one (1)-year anniversary of the date of this Agreement;

(v) any Contract providing for the disposition or acquisition of any Subsidiaries, divisions, lines of business, or material assets, except for the disposition or acquisition of assets in the ordinary course of business;

(vi) any Contracts relating to the acquisition or pending acquisition by the Company of any subsidiaries, divisions, lines of business, operations or assets material to the Company;

(vii) any Contract with a Key Supplier or a Key Customer;

(viii) each Contract to which the Company or any of its Subsidiaries is a party for the ownership of interests in, or loans or advances to, any partnership, joint venture, pooling or co-investment arrangements;

(ix) any Contract of the Company or any of its Subsidiaries with any labor union or any collective bargaining agreement;

(x) any Contracts with any Governmental Authority;

(xi) any Contracts with Affiliates;

(xii) any Contracts for the employment of any individual on a full-time, or part-time basis, including employment Contracts, retention Contracts or severance Contracts with any employees of the Company or any of its Subsidiaries, that, in each case, (A) provide for compensation of greater than $50,000 per annum and (B) are not terminable without material penalty or without more than thirty (30) days’ notice;

(xiii) any Contracts requiring payments by the Company of greater than $50,000 per annum whereby a Person provides consulting or similar services to the Company or any of its Subsidiaries regarding customer service or administrative services;

(xiv) any mortgages, pledges, security Contracts, deeds of trust, hypothecations or other Contracts granting a Lien on any property or assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(xv) any Company IP Agreements;

(xvi) any Contracts providing for registration rights with respect to any Company Interests or requiring the holder thereof to vote in accordance with the terms of such Contract; and

(xvii) any Contracts granting any right of first refusal or right of first offer or similar right to acquire any assets material to the Company or its Subsidiaries.

(b) Except as described in Schedule 3.11(b): (i) each Company Contract (A) constitutes a valid and binding obligation of the Company and (B) is enforceable against the Company, and, to the Knowledge of the Company, the other party thereto, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies; (ii) the Company has performed all material obligations required to be performed by it to date under the Company Contracts and the Company is not now, nor to the Knowledge of the Company, is alleged to be, in breach of or default in any material respect under any Company Contract; and (iii) to the Knowledge of the Company, no counterparty is now in breach of or default in any material respect under any Company Contract. The Company has not received any written notice of the intention of any other party to a Company Contract to terminate any Company Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Company Contract outside of the Ordinary Course of Business. The Company has made available to Parent correct and complete copies of each written (and summaries of each verbal) Company Contract (including all written amendments, modifications and supplements thereto).

3.12 Employee Benefits.

(a) Schedule 3.12(a) sets forth a complete and accurate list of each material Employee Benefit Plan (i) that the Company sponsors or maintains or to which the Company contributes or has an obligation to contribute for the benefit of any current or former Company Service Provider or director, or (ii) with respect to which the Company has any Liability (contingent or otherwise) (each, a “Company Plan”). No Company Plan is maintained outside the United States.

(b) A complete and accurate copy of each Company Plan, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Parent. In the case of any Company Plan which is not in written form, Parent has been supplied with a substantially complete and accurate description of such Company Plan. A complete and accurate copy of the most recent actuarial report, summary plan description and IRS determination, opinion or advisory letter with respect to each Company Plan, to the extent applicable, has been supplied to Parent.

(c) Each Company Plan (and each related trust, insurance Contract or fund) has, for the prior three (3) years, been maintained, funded and administered in material accordance with the terms of such Company Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and any other applicable Law, and no event has occurred which will or could cause any such Company Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

(d) Each Company Plan intended to be qualified under § 401(a) of the Code is so qualified, or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on the applicable opinion or advisory letter.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) obligate the Company to (i) pay any bonus, separation, severance, termination or other payment to any Company Service Provider or director, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Company Plan, (iii) cause any Company Service Provider or director to accrue, receive or increase any benefits under any Company Plan, (iv) result in a limitation on the ability of the Company to amend or terminate any Company Plan, or (v) require any trust funding in connection with a Company Plan.

(f) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could subject any Person to Liability for Tax under § 4999 of the Code or cause the loss of a deduction to the Company under § 280G of the Code.

(g) Neither the Company nor any of its ERISA Affiliates, either currently or at any time in the past six (6) years, maintains or maintained, contributes or contributed to, sponsors or sponsored or otherwise has or had any Liability (contingent or otherwise) with respect to (i) a pension plan subject to Title IV of ERISA or §§ 412 or 430 of the Code, (ii) a multiemployer plan as defined in § 3(37) of ERISA, (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). The Company has no Liability for providing, under any Company Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and § 4980B of the Code or similar state Law. There are no pending or, to the Knowledge of the Company, threatened, Proceedings with respect to any Company Plan (other than routine claims for benefits in the Ordinary Course of Business) which could result in any Liability to Buyer or Parent (whether direct or indirect) and, to the Knowledge of the Company, there are no facts or circumstances which could give rise to (or be expected to give rise to) any such Proceedings, audits or claims. None of the assets of any Company Plan are invested in employer securities or employer real property.

(h) During the prior three (3) years, there have been no fiduciary failures, prohibited transactions or other acts or omissions by the Company or, to the Knowledge of the Company, any other Person with respect to the Company Plans, that have given rise to or may give rise to interest, fines, penalties, Taxes or related charges under ERISA, the Code or other applicable Law. Each Company Plan has been operated in documentary and operational compliance with § 409A and § 457A of the Code.

(i) Each Company Plan which constitutes a “group health plan” (as defined in § 607(i) of ERISA or § 4980B(g)(2) of the Code), including any plans of current and former ERISA Affiliates, have, for the prior three (3) years, been operated in material compliance with applicable Law, including the continuation coverage requirements of § 4980B of the Code and § 601 of ERISA and the portability and nondiscrimination requirements of §§ 9801 and 9802 of the Code and §§ 701-707 of ERISA, to the extent such requirements are applicable.

(j) All contributions, insurance premiums and payments with respect to each Company Plan have, for the prior three (3) years, been timely made when due or, if not yet due, have been accrued in accordance with past custom and practice for the Company. Actuarially adequate accruals for all obligations under the Company Plans are reflected in the financial statements of the Company as required pursuant to GAAP.

(k) There have been no statements, either written or oral, or communications made or materials provided to any Company Service Provider or former employee of the Company by any Person that provide for or could be construed as a contract or promise (i) by the Company to provide for any pension, welfare or other insurance-type benefits to any such Company Service Provider or former employee, whether before or after retirement, other than benefits under the Company Plans or (ii) regarding continued employment or terms and conditions of employment with Buyer (or an Affiliate of Buyer) or the Company following the Closing.

3.13 Employment and Labor Matters.

(a) Schedule 3.13(a) sets forth a complete and accurate list of each employee of the Company and each Independent Contractor (each such employee and Independent Contractor, a “Company Service Provider”) and in the case of each such Company Service Provider, the following information, if applicable: (a) name and title or position; (b) date of hire or commencement of service; (c) whether such individual is an employee of the Company, an Independent Contractor who provides services to the Company through an individual contract or an Independent Contractor who provides services to the Company through a third party agency, full-time or part-time, whether hourly or salaried and whether exempt or non-exempt; (d) original hire date or service start date, and if a Company Service Provider was previously terminated and been rehired, the date of such termination, the date such Company Service Provider was rehired or recommenced services and any applicable adjusted service date; (e) whether absent from active employment or service and, if so, the date such absence commenced; (f) in the case of employees, annual salary and, if applicable, target bonus; and (g) accrued unused vacation, sick and other paid-time-off eligibility.

(b) A complete and accurate copy of each employee handbook or manual and each personnel policy applicable to employees of the Company has been supplied to Parent.

(c) (i) The Company is not currently (and has not been during the prior three (3) years,) party to, is not in the process of negotiating and is not bound by any collective bargaining agreement or relationship with any labor organization and no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (ii) to the Knowledge of the Company, no Company Service Provider (A) has expressed any present intention to terminate his or her employment or services generally or as a result of the transactions contemplated hereby or (B) has indicated that he or she is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person (other than the Company) that would be material to the performance of such employee’s employment duties or services to the Company or the ability of the Company to conduct its business; (iii) except as set forth on Schedule 3.13(c) there is no (and there has not been during the prior three (3) years any ) employment-related or unfair labor practice Proceeding, complaint, grievance, inquiry or obligation of any kind, pending or, to the Knowledge of the Company, threatened in any forum, related to an alleged violation or breach by the Company (or its officers or managers) of any Law or Contract; and (iv) to the Knowledge of the Company, no employee or agent of the Company has at any time during the prior three (3) years committed any act or omission giving rise to Liability for any violation or breach identified in clause (iii).

(d) The Company and its Affiliates have been in compliance during the prior three (3) years in all material respects with all applicable Laws in respect of labor, labor relations, employment and employment practices, including, without limitation, any provisions thereof relating to terms and conditions of employment, wages and hours, social security contributions, tax withholdings, occupational safety and health, employee and contractor classification, equal employment opportunity, overtime regulation, immigration control, drug testing, termination pay, vacation pay, paid time off, fringe benefits, collective bargaining and the payment and/or accrual of the same and all Taxes, insurance and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing.

(e) Except as set forth on Schedule 3.13(e)(i), there are no employment Contracts, retention Contracts or severance Contracts between any employee of the Company and the Company (or, to the Knowledge of the Company, between any employee of the Company and any other person). Except as set forth on Schedule 3.13(e)(ii), the Company has made timely and proper payment of all amounts payable with respect to employees and consultants, including all wages, commissions, bonuses, severance payments, consulting payments, reimbursements, other amounts due pursuant to any employment or consulting agreement, and withholding for income and employment Taxes, or otherwise have made appropriate accruals on their books.

(f) Except as set forth on Schedule 3.13(f), within the past three (3) years, the Company has not entered into a settlement agreement with any Company Service Provider resolving allegations of sexual harassment by an officer or an employee of the Company, and there have not been any Proceedings pending, or to the Knowledge of the Company, threatened against or related to the Company, in each case, involving allegations of sexual harassment by any employee in a managerial or executive position.

3.14 Permits; Licenses. Schedule 3.14 sets forth a complete and accurate list of all of the material Permits that are required for the Company to own, lease and operate its property and assets or to lawfully operate its business as currently conducted by it or as currently proposed to be conducted (collectively, the “Operating Permits”). The Company holds each of the Operating Permits in the Company’s name, and, to the Knowledge of the Company, all of the Operating Permits are valid and in full force and effect. The Company is not in default under, and, to the Knowledge of the Company, no condition exists that with or without notice or lapse of time or both would constitute a default under, any Operating Permit. The Company has not received any notice in writing from any Governmental Authority that it is in violation of or in default under any Operating Permit. None of the Operating Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

3.15 Litigation. Schedule 3.15 sets forth a complete and accurate list of each material instance in which the Company (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge related to the Company or (b) is a party to any Proceeding of, in, or before any Governmental Authority related to the Company. Other than as set out on Schedule 3.15, there are no Proceedings pending or, to the Knowledge of the Company, threatened by or against or affecting the Company or any of its Affiliates or any of their assets or properties, with respect to this Agreement or the Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby.

3.16 Real Property.

(a) Schedule 3.16(a) sets forth a complete and accurate description of all real property leased or otherwise occupied by the Company (the “Leased Real Property”), specifying the street address, the current lessor/owner and lessee and current use of each parcel of Leased Real Property. The Company has made available to Parent complete and accurate copies of all leases to which the Company is a party, including any subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements, with respect thereto. To the Knowledge of the Company, each lease of a parcel of Leased Real Property constitutes the valid, binding and enforceable obligation of the Company and is in full force and effect in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Neither the Company, nor, to the Knowledge of the Company, any other party is in breach of or in violation or default under any lease or other Contract relating to the Leased Real Property, and, to the Knowledge of the Company, no event has occurred which, with or without notice or lapse of time or both, would result in a breach, violation or default of any such Contract. The Company has not received any notice in writing from, or given any notice to, any other party indicating that the Company, or such other applicable party, is in breach, violation or default under any such Contract. The Company has exclusive possession of the Leased Real Property. Neither the whole nor any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty which has not been repaired and restored in all material respects. All buildings, structures, improvements and fixtures constituting all or any portion of the Leased Real Property are in sufficiently good operating condition and repair.

(b) The Leased Real Property constitutes all of the real property rights currently owned and leased, or occupied in connection with the conduct of the business of the Company.

(c) The Company does not own any real property.

3.17 Environmental Matters.

(a) The Company is, and for the past three (3) years has been, in material compliance with all applicable HSE Laws. All of the Company’s raw materials, intermediates and products are, and at all times have been, in material compliance with all applicable HSE Laws.

(b) The Company has all Permits required by HSE Laws for its operations and business. To the Knowledge of the Company, all such Permits are in full force and effect and shall be maintained in full force and effect through the Closing. No suspension or cancellation of such Permits has been threatened in writing, and there is no basis for believing that any such Permit will not be renewable upon expiration. Where applicable, timely applications to renew such Permits are being prepared or have been filed.

(c) The Company has not received any written notice, report or request for information, and there are no Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of, or Liability pursuant to, any HSE Law or to a Release or threatened Release of Hazardous Materials at, on, under or from any property currently or formerly owned, leased, used or used as a disposal site by the Company or its Affiliates.

(d) There has been no release of Hazardous Materials at, on, under or from any property currently or formerly owned, leased, used or used as a disposal site by the Company or its Affiliates that has given, or is reasonably likely to give rise in the future, to any Liability under any HSE Law.

(e) To the Knowledge of the Company, no notice, lien or other restriction relating to the presence of Hazardous Materials or otherwise arising under any HSE Law has been placed on any property or facility now or previously owned, leased or used by the Company.

(f) The Company has not retained or assumed, by contract or operation of Law, any material liabilities or obligations of third parties under HSE Laws.

(g) The Company has made available to Parent any and all reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents related to Liabilities under HSE Laws, the Release or threatened Release of Hazardous Materials and compliance with HSE Laws, in each case of, for or by the Company.

3.18 Service Providers and Customers. Schedule 3.18(a) sets forth a true, complete and correct list for the 12-month period ended on August 31, 2025 of the ten (10) largest suppliers of goods and services measured by the expenditure of the Company during such period (the “Key Suppliers”). Schedule 3.18(b) sets forth a true, complete and correct list for the 12-month period ended August 31, 2025 of the ten (10) largest Company customers measured by revenues of the Company during such period (the “Key Customers”). No Key Supplier or Key Customer has reduced or otherwise discontinued, or, to the Knowledge of the Company, threatened to reduce or discontinue, supplying such goods, materials or services to, or purchasing services from, the Company or any of its Affiliates on commercially reasonable terms.

3.19 Anti-Corruption, Economic Sanctions and Export Controls.

(a) The Company is not currently a party to any Government Contract, the period of performance for which has not expired and which remains in effect as of the date of this Agreement, and the Company has not made any Government Bid that has not expired and for which an award has not been issued as of the date of this Agreement.

(b) Since the date that is five years prior to the date hereof, neither the Company, nor to the Knowledge of the Company, any director, manager, officer, employee or agent of the Company has, in connection with the business of the Company: (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment or offered, promised or authorized the payment of anything of value to any foreign or domestic government officials or employees of any foreign or domestic political parties or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any Person in violation of applicable Law; (iii) made any other payment in violation of Law to any official of any Governmental Authority, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments; (iv) violated any applicable money laundering or anti-terrorism law or regulation; or (v) otherwise taken any action which would cause the Company to be in violation of the FCPA, as amended, or any other applicable anti-corruption Law.

(c) Except as set forth in Schedule 3.19(c):

(i) The Company is in compliance in all material respects with all applicable statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.), the U.S. Department of Energy’s regulations at 10 C.F.R. Part 810 and Executive Orders based on the authority vested in the President under the International Emergency Economic Powers Act (IEEPA), as amended, the Trading with the Enemy Act (TWEA) and other U.S. sanctions laws implemented by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); and sanctions administered by the U.S. Department of State, including, but not limited to nonproliferation sanctions and sanctions under the Iran Sanctions Act of 1996, as amended (50 U.S.C § 1701 note) (collectively, and any successors or replacements thereof, the “Export Control Laws”). Since the date that is three years prior to the date hereof, the Company has not received written communication from any Governmental Authority of any actual or alleged material violation, breach or noncompliance with the Export Control Laws.

(ii) The Company is in compliance in all material respects with the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury and Section 999 of the Internal Revenue Code, and all Laws and regulations administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security.

(iii) Since the date that is five years prior to the date hereof, the Company has not (A) entered into a consent agreement with the Directorate of Defense Trade Controls, or (B) had any fines or penalties imposed by the State or Commerce Departments or OFAC in connection with violations of the Export Control Laws. The Company does not have any open investigations, voluntary disclosures or enforcement actions that are currently being reviewed by the State or Commerce Departments or OFAC.

3.20 Regulatory Matters.

(a) The Company is not subject to regulation by a “state commission” as defined in 18 C.F.R. § 1.101(k) or other Governmental Authority as a “public utility” (or similar designation) under applicable Law. The Company has not engaged in the marketing of electric energy and does not own, or operate facilities used for the generation, transmission or distribution of electric energy for sale. The execution and delivery of this Agreement and the consummation of the Transactions do not require the Company to seek or obtain any authorization from the FERC under Sections 203 or 204 of the FPA. The Company is not subject to regulation under PUHCA, whether by exemption or otherwise.

(b) The Company has not filed and is not currently required to file any tariff, contract or other instrument for the approval of or acceptance by the FERC in order to provide its products and services. The consummation of the Transaction foes not and will not require the prior approval of the FERC, or any other agency within the United States Department of Energy, or of any “state commission” as defined in 18 C.F.R. § 1.101(k).

(c) The Company is not subject to any Laws and regulations of any states in which it currently operates as such Laws and regulations relate to the rates of electric utilities and the financial and organizational regulation of electric utilities, and the Company has not files, and has not been required to file, any tariff, contract or instrument for the approval or acceptance of any state energy regulatory agency. No state has requested and received from the FERC any permission to apply any state energy regulation to the Company.

(d) The sales of the Company products and services and the installation and energization of any Company products does not violate any franchise or certified territory of any electric utility under state Law.

(e) The installation and energization of Company products has been consistent with the applicable interconnection requirements for the applicable energy utility and the regulations of any applicable “state commission” as defined in 18 C.F.R. § 1.101(k).

(f) No suit, Proceeding, investigation, inquiry, or other legal or administrative proceeding by any Governmental Authority or by any other Person has been or is pending or, to the Knowledge of the Company, threatened which (i) asserts that the Company is a public utility under the FPA or a public-utility company under PUHCA, (ii) alleges that the Company has violated or is in violation of 18 C.F.R. § 1c.2, or (iii) alleges that the sales of Company products and services by the Company or the installation and energization of any Company products by the Company are not legal or permitted under the FPA or applicable state Law relating to the rates of electric utilities and the financial and organizational regulation of electric utilities, or violate the rights of any electric utility under any applicable state Law relating to the rates of electric utilities and the financial and organizational regulation of electric utilities.

(g) Except as set forth on Schedule 3.20(g), the Company has not received any written notice of any alleged claim, violation of, or liability under any Consumer Protection Law which has not been cured prior to the date of this Agreement or for which there may be any remaining liability. All claims made by the Company in any advertising, marketing and promotion by any means (including, but not limited to, training materials for salesmen or distributors, labels, catalogs and websites) relating to the environmental, financial, economic or any other attributes of any Company products or services are truthful, non-deceptive, substantiated and otherwise in compliance with all applicable Laws, including, without limitation, Consumer Protection Law. The Company operates its business in accordance with all applicable Laws, including, without limitation, Consumer Protection Laws.

3.21 Social Media Accounts. Schedule 3.21 sets forth a true, correct and complete list of all Social Media Accounts that the Company uses, operates or maintains, including in connection with marketing or promoting any Company products or services. Schedule 3.21 also lists, for each such Social Media Account, any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered or used by or for the Company with respect to such Social Media Account (collectively, “Social Media Account Names”). All use of the Social Media Accounts complies with and has complied with (a) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts and (b) applicable Law. Each current and former employee, contractor and consultant of the Company has entered into a Contract that (a) provides that the Company, and not such employee, contractor or consultant, owns and controls the Social Media Accounts and Social Media Account Names (including all associated information and content and all relationships, interactions and communications with fans, followers, visitors, commenters, users and customers) and (b) requires each such employee, contractor or consultant to relinquish to the Company all Social Media Account Names, passwords, and other log-in information for the Social Media Accounts upon termination of employment or engagement or at any other time upon the Company’s request.

3.22 Bank Accounts; Power of Attorney. Set forth in Schedule 3.22(a) is a complete and correct list of each bank account or safe deposit box of the Company, the names and locations of all banks in which the Company has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company.

3.23 Certain Payments. Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, representatives, agents or employees, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (d) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.24 Product Specifications; Warranties.

(a) Each Company product sold, licensed, distributed, delivered or otherwise provided by the Company has been in conformity in all material respects with all applicable product specifications, contractual commitments, express and implied warranties and applicable Law, and the Company has no material Liability (and there is no basis for any Proceeding, complaint, claim or demand against the Company giving rise to any material Liability) for violations thereof. No Company product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale in any material respect. The Company has made available to Parent true, correct and complete copies of the standard terms and conditions for each Company product (containing applicable guaranty, warranty, and indemnity provisions). To the Company’s Knowledge, no component, assembly, part, product or other hardware purchased, licensed, leased or otherwise acquired or obtained from any manufacturer, supplier or other Person and incorporated into any Company product has been or is subject to any voluntary or involuntary recall, market withdrawal, safety alert or similar action.

(b) Schedule 3.24(b) sets forth all pending claims, and all claims threatened in writing against the Company for warranty, guarantee (including, but not limited to, any power production guarantee), material back charge, rejection of deliverables in connection with the provision of any services, or other claims for damages against the Company by any Person arising from any Company products or services, in each case for amounts in excess of $100,000 per claim or in the case of multiple claims of the same nature or type, where the aggregate value of such claims exceeds $1,000,000 in any calendar year.

3.25 Insurance. Set forth in Schedule 3.25 is a true, correct and complete list of all insurance policies held by or applicable to the Company setting forth, in respect of each such policy, the policy name, carrier, term, type and amount of coverage. Such insurance policies are in full force and effect and are for such amounts as are sufficient for all material requirements of Law and all Contracts. No notice of cancellation or termination has been received by the Company with respect to any of such insurance policies and the Company has not received notice of any retroactive material upward adjustment in premiums under any such insurance policies. No event has occurred, including the failure by the Company to give any notice or information, or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under, or would permit the termination or modification of, any such insurance policies.

3.26 Privacy.

(a) The Company has (i) complied in all material respects with all (A) Privacy and Security Laws governing the receipt, collection, use, storage, processing, sharing, security, disposal, disclosure, or transfer of Protected Information that is collected or possessed by or otherwise subject to the control of the Company and (B) all of the Company’s policies regarding privacy and data security, including all privacy policies and similar disclosures published on the Company’s websites or otherwise communicated to individuals, and (ii) implemented and maintained commercially reasonable measures sufficient to provide reasonable assurance that the Company has and remains in material compliance with such Privacy and Security Laws and that the Company will not acquire, fail to secure, share or use such Protected Information in a manner inconsistent with (W) such Privacy and Security Laws, (X) any notice to or consent from the provider of Protected Information, (Y) any policy adopted by the Company, (Z) any contractual commitment made by the Company, (AA) any privacy policy or privacy statement from time to time published or otherwise made available by the Company to the Persons to whom the Protected Information relates, and (BB) the payment card industry data security standards, with respect to any payment card data collected or handled by the Company, or by third parties on the Company’s behalf.

(b) With respect to all Protected Information collected by or on behalf of the Company, the Company has at all times taken all steps that either are required by applicable Privacy and Security Laws or are otherwise reasonably necessary to protect such Protected Information against loss and against unauthorized access, use, modification, disclosure or other misuse, including implementing and monitoring compliance with reasonable measures with respect to technical and physical security of such Protected Information. The Company has commercially reasonable safeguards in place to protect Protected Information in its possession or control from unauthorized access or disclosure, including by its employees, independent contractors and consultants. Except as set forth on Schedule 3.26(b), In the past three (3) years, there have been no Security Incidents.

(c) The transfer of Protected Information in connection with the transactions contemplated by this Agreement will not violate any applicable Privacy and Security Laws or the Company’s privacy policies as they currently exist or as they existed at any time during which any of the Protected Information was collected or obtained. The Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company or Parent from receiving, using or disclosing Protected Information in the manner in which the Company receives, uses and discloses such Protected Information prior to the Closing.

(d) In connection with each third-party servicing, outsourcing or similar arrangement involving the third party’s acquisition of or access to Protected Information provided by or on behalf of the Company, the Company has contractually obligated any such third party to (i) comply with the Privacy and Security Laws applicable with respect to Protected Information, (ii) take reasonable steps to protect and secure the Protected Information from unauthorized disclosure, (iii) restrict use of the Protected Information to those authorized or required under the servicing, outsourcing or similar arrangement, and (iv) certify or guarantee the return or adequate destruction of the Protected Information.

(e) Except for disclosures of information required by Privacy and Security Law, authorized by the provider of Protected Information or described in the Company’s privacy policies, the Company has not sold, rented or otherwise made available, and does not sell, rent or otherwise make available, to third parties any Protected Information.

(f) In the past three (3) years, the Company has not received any notice of any written claims, investigations, or alleged violations of Privacy and Security Laws with respect to Protected Information collected or possessed by or otherwise subject to the control of the Company, and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation. Except as set forth on Schedule 3.26(f), in the past three (3) years, there has been no incident involving a breach in the security of or compromise to the integrity or availability of Protected Information within the Company’s possession or control; and no third party to whom the Company has provided access to Protected Information has notified the Company of (i) any unauthorized acquisition, access, use or disclosure of any such Protected Information that would trigger a notification or reporting requirement under any Privacy and Security Laws, (ii) any attempted or successful unauthorized access, use, disclosure, modification, or destruction of such Protected Information, or (iii) any interference with any database, network, or information system that could materially affect the privacy or security of such Protected Information.

3.27 No Broker. Except as set forth on Schedule 3.27, there is no investment bank, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates that is entitled to any fee or commission from the Company or its Affiliates in connection with the transactions contemplated hereby.

3.28 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between or among the Company, on the one hand, and any Affiliate of the Company or Member, as applicable, or officer, director, shareholder or member of the Company or Member, as applicable, or any Affiliate of the Company or Member, as applicable, on the other hand.

3.29 No Outstanding Fees or Commissions. Except as set forth on Schedule 3.29, the Company does not have any outstanding unpaid obligations with respect to any referral fee, commission, success fee or similar obligation, regardless of whether any such obligation remains subject to one or more contingencies.

3.30 Ownership of Company Interests. Upon the Closing, Buyer will be the sole record and beneficial owner of one hundred percent (100%) of the issued and outstanding Company Interests, free and clear of any Liens (other than restrictions under applicable securities laws). Immediately following the Closing, neither Member, nor any other Person (other than Buyer), will have any direct or indirect equity interest, option, warrant, convertible security, or other right to acquire any Company Interest or other ownership interest in the Company, or any right to participate in the profits, losses, or distribution of assets of the Company, other than rights expressly set forth in this Agreement to receive payments hereunder.

3.31 Independent Investigation.

(a) The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Parent and its Affiliates, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent, Buyer and their Affiliates for such purpose.

(b) The Company acknowledges that (i) none of Buyer, Parent, nor any other Person on behalf of Buyer or Parent has made any representation or warranty, expressed or implied, as to Buyer, Parent or the Parent Common Stock, or the accuracy or completeness of any information regarding Buyer, Parent or the Parent Common Stock furnished or made available to the Company and its Representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in ARTICLE V of this Agreement, (ii) in determining to enter into this Agreement, the Company has not relied on any representation or warranty from Buyer, Parent or any other Person on behalf of Buyer, Parent or their Affiliates, or upon the accuracy or completeness of any information regarding the regarding the Buyer, Parent or the Parent Common Stock furnished or made available to the Company and its Representatives, other than those representations and warranties expressly set forth in ARTICLE IV of this Agreement, and (iii) none of the Buyer, Parent or any other Person acting on behalf of Buyer or Parent shall have any liability to the Company or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of Buyer, Parent or their Affiliates, the future business, operations, or affairs of Buyer, Parent or their Affiliates, except as expressly set forth in ARTICLE V of this Agreement.

3.32 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of the Member, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Member or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives (including any information, documents or material made available to Parent, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MEMBER

Member represents and warrants to Buyer and Parent as of the date of this Agreement and as of the Closing Date, except as set forth in the corresponding schedule of the Disclosure Schedule as follows:

4.1 Due Authorization; Enforceability.

(a) Member has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and limited liability company action on the part of Member is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party, the performance by the Company and Member of such obligations or the consummation by Member of such transactions.

(b) This Agreement has been duly and validly executed and delivered by Member and the Ancillary Agreements to which Member is a party shall have been duly and validly executed and delivered by Member on or prior to the Closing Date. This Agreement (assuming the due authorization, execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of Member, and each of its Ancillary Agreements when executed and delivered by Member (assuming the due authorization, execution and delivery by the other parties thereto) shall constitute a legal, valid and binding obligation of Member, in each case enforceable against Member in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.2 Consents and Approvals; No Conflicts. The execution and delivery by Member of this Agreement and the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and shall not: (i) violate any Law or other restriction of any Governmental Authority applicable to Member; or (ii) except as set forth on Schedule 4.2, require any consent, authorization or approval under, violate or conflict with, result in a breach or termination of, constitute a default under or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance obligation in or any increase in or creation of any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of Member or give any Person any additional right under, permit cancellation of, result in the creation of any Lien upon, any of the assets or properties of the Company, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Member is a party or by which Member or any of its assets or properties are bound.

4.3 Title. Member is the sole record and beneficial owner of all Company Interests issued and outstanding as of the Agreement Date, and has good and marketable title to the Company Interests, free and clear of all Liens.

4.4 Litigation. No Proceeding or investigation of any nature is pending or, to Member’s Knowledge, threatened, against Member with respect to the Company Interests or Member’s execution, delivery and performance of this Agreement or any Ancillary Agreement to which it will be a party or the consummation of the Transaction. No Proceeding or investigation of any nature is pending, or to Member’s Knowledge, threatened, against Member that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Member’s ability to consummate the Transaction. No Proceeding or investigation of any nature is pending or, to the Member’s Knowledge, threatened, against Member before any arbitrator or court or other Governmental Authority which (a) if adversely determined, would be reasonably likely to have a Material Adverse Effect, or (b) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, including Member’s sale and transfer of the Company Interests to Buyer hereunder.

4.5 Interested Party Transactions.

(a) Member (nor any sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an economic interest) does not have (i) an economic interest in any Person that purchases from or sells or furnishes to the Company any goods or services or (ii) a beneficial interest in any agreement to which the Company is a party or by which they or their properties or assets are bound, other than as a result of Member’s Company Interests; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.5(a).

(b) Member has not agreed to, or assumed, any obligation or duty to guaranty or otherwise assumed or incurred any obligation or liability of the Company or any of its Affiliates.

4.6 No Broker. There is no investment bank, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Member or any of its Affiliates that is entitled to any fee or commission from the Member or its Affiliates in connection with the transactions contemplated hereby.

4.7 Investment Purpose. Member is acquiring the Consideration Shares for Member’s own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Member is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Member acknowledges that it is informed as to the risks of the Transaction and of the ownership of the Consideration Shares. Member acknowledges that the Consideration Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Consideration Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Consideration Shares are registered under any applicable state or foreign securities Laws or are sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Member acknowledges that the Consideration Shares will contain a legend in their book entry form consistent with the foregoing.

4.8 Independent Investigation.

(a) Member has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Parent and its Affiliates, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent, Buyer and their Affiliates for such purpose.

(b) Member acknowledges that (i) none of Buyer, Parent, nor any other Person on behalf of Buyer or Parent has made any representation or warranty, expressed or implied, as to Buyer, Parent or the Parent Common Stock, or the accuracy or completeness of any information regarding Buyer, Parent or the Parent Common Stock furnished or made available to Member and its Representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in ARTICLE V of this Agreement, (ii) in determining to enter into this Agreement, Member has not relied on any representation or warranty from Buyer, Parent or any other Person on behalf of Buyer, Parent or their Affiliates, or upon the accuracy or completeness of any information regarding the regarding the Buyer, Parent or the Parent Common Stock furnished or made available to Member and its Representatives, other than those representations and warranties expressly set forth in ARTICLE IV of this Agreement, and (iii) none of the Buyer, Parent or any other Person acting on behalf of Buyer or Parent shall have any liability to Member or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of Buyer, Parent or their Affiliates, the future business, operations, or affairs of Buyer, Parent or their Affiliates, except as expressly set forth in ARTICLE V of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer represents and warrants to the Company and Member as of the date of this Agreement and as of the Closing Date as follows:

5.1 Organization. Each of Buyer and Parent is a corporation validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authority Relative to Agreement. Each of Buyer and Parent has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and, as applicable, thereunder, and to consummate the transactions contemplated hereby and, as applicable, thereby, and no other action or proceeding on the part of Buyer and Parent, as applicable, is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party, the performance by it of such obligations or the consummation of such transactions. This Agreement and the Ancillary Agreements to which it is a party, have been duly and validly executed and delivered by each of Buyer and Parent, as applicable. This Agreement and each Ancillary Agreement to which each of Buyer and Parent is a party (assuming the due authorization, execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of Buyer and Parent, as applicable, in each case enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

5.3 Consents and Approvals; No Conflicts.

(a) No consent, authorization or approval of, filing or registration with any Governmental Authority is necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(b) The execution and delivery by Buyer of this Agreement and, as applicable, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not: (i) violate any Law or other restriction of any Governmental Authority applicable to Buyer; (ii) violate any provision of the Organizational Documents of Buyer; (iii) require any consent, authorization or approval under, violate or conflict with, result in a breach or termination of, constitute a default under or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance obligation in or any increase in or creation of any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of Buyer or give any Person any additional right under, permit cancellation of, result in the creation of any Lien upon, any assets or properties of Buyer, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound; or (iv) permit the acceleration or maturity of any Indebtedness of Buyer or Indebtedness secured by any of their material assets or properties.

5.4 No Broker. There is no investment bank, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Subsidiaries that is entitled to any fee or commission from Buyer or its Subsidiaries in connection with the transactions contemplated hereby.

5.5 Sufficiency of Funds. Parent has, or will have, in immediately available funds, the funds to pay the full amount of the Closing Cash Consideration and, when required to be paid, the Second Cash Payment pursuant to Article I.

5.6 Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Buyer, Parent or any Affiliates thereof that would reasonably be expected to adversely affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby or Buyer’s or Parent’s, as applicable, ability to perform its obligations hereunder or thereunder.

5.7 SEC Filings; Parent Financials; Internal Controls.

(a) Parent, in the last three (3) years and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.

(b) The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.8, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) As of the date of this Agreement, the Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on Nasdaq under the symbol “SPWR.” In the last three (3) years, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. There is no action or proceeding pending or, to the Knowledge of Buyer, threatened against Parent, by Nasdaq or the SEC with respect to any intention by such entity to deregister or terminate the listing of the Parent Common Stock.

(d) The financial statements and notes of Parent contained or incorporated by reference in the SEC Reports (the “Parent Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or Buyer, in their capacity as such, and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of Parent, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.8 Independent Investigation.

(a) Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Member and the Company for such purpose.

(b) Buyer acknowledges that (i) none of the Member, the Company, nor any other Person on behalf of the Member or the Company has made any representation or warranty, expressed or implied, as to the Company or the Company Interests, or the accuracy or completeness of any information regarding the Company or the Company Interests furnished or made available to Buyer and its Representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in ARTICLE III and ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules), (ii) in determining to enter into this Agreement, Buyer has not relied on any representation or warranty from the Member, the Company or any other Person on behalf of the Member or the Company, or upon the accuracy or completeness of any information regarding the regarding the Company or the Company Interests furnished or made available to Buyer and its Representatives, other than those representations and warranties expressly set forth in ARTICLE III or ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules), and (iii) none of the Member, the Company or any other Person acting on behalf of the Member or the Company shall have any liability to Buyer or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Company or the future business, operations, or affairs of the Company, except as expressly set forth in ARTICLE III or ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

5.9 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Buyer or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Parent or Buyer furnished or made available to the Member or the Company and their Representatives (including any information, documents or material made available to Company or the Member, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Parent or Buyer, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI
COVENANTS

6.1 General. Each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, as promptly as reasonably practicable, in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the Closing conditions set forth in ARTICLE VII).

6.2 Notices and Consents to Third Parties. The Company shall give notices to all necessary third parties and shall use reasonable best efforts to obtain all of the consents necessary for the consummation of the transactions contemplated hereby, including any such consents set forth in the Disclosure Schedule; provided, however, that the Company shall not seek any consent from, or deliver any notice to, any party to any Contract of the Company without the prior written consent of Parent. Each Party shall give any notices to, make any filings with and use reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Authorities and other Persons which, if not obtained or made, would reasonably be expected to have an adverse effect on the ability of the Parties to consummate the transactions contemplated hereby. Subject to applicable Law, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law: (a) the Company shall promptly furnish Parent with copies of nonconfidential notices, applications, consent solicitations or other communications received by the Company from any third party or Governmental Authority with respect to the transactions contemplated by this Agreement; (b) the Company shall provide Parent a reasonable opportunity to review and approve in advance any proposed nonconfidential notices, applications, consent solicitations or other communication given or made by the Company to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) the Company shall consider in good faith Parent’s views with respect to, and confer in good faith with Parent to resolve, any disagreement as to the nature or content of such communication.

6.3 Operation of Business. Prior to the Closing, the Company shall not (and Member shall cause the Company not to) engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business, except such actions that are specifically required to be taken, or transactions that are specifically required to be entered into, by this Agreement. Prior to the Closing, the Company shall (and Member shall cause the Company to) use commercially reasonable efforts to preserve intact its operations and relationships with third parties, including the goodwill of customers, suppliers and others having business relations with the Company, to keep available the services of its present employees and to maintain all of its assets in adequate operating condition. Without limiting the generality of the foregoing, except (i) with the prior written consent of Parent or (ii) as required by applicable Law or specifically required by this Agreement, prior to the Closing, the Company shall not:

(a) authorize or effect any amendment to, replacement of or otherwise change its Organizational Documents;

(b) issue, sell, deliver, transfer, repurchase, redeem, acquire or pledge any Equity Interests or authorize any of the foregoing, or grant any options, warrants, convertible securities, profits interests or other rights to purchase or obtain any of its Equity Interests or adjust, split, combine, subdivide or reclassify any Equity Interests;

(c) declare, set aside or pay any distribution in respect of any class or series of its Equity Interests;

(d) enter into any new Contract that would be a Company Contract if entered into before the date hereof or make any material modification or amendment to, or waive any material right under, or terminate, any existing Company Contract;

(e) enter into any transaction or Contract with an Affiliate;

(f) sell, lease, license, transfer or otherwise fail to maintain, dispose or permit the cancellation, abandonment or dedication to the public domain of any of the property rights (including Intellectual Property) or assets of the Company, other than any such disposition that is expressly required pursuant to the terms of a Contract of the Company as such terms exist on the date hereof;

(g) mortgage, pledge or subject any of its assets to any Lien (other than Permitted Liens);

(h) create, incur, assume or guarantee any Indebtedness in excess of $50,000 or enter into any swap or other off-balance sheet transaction for its own account, or enter into any economic arrangement having the economic effect of any of the foregoing;

(i) discharge, pay or otherwise satisfy any Lien or pay any obligation or Liabilities in excess of $50,000 in the aggregate or cancel, forgive, waive, release, settle or compromise any Indebtedness owed to the Company;

(j) sell, lease, license, exchange, abandon or otherwise dispose of, any Leased Real Property;

(k) make or authorize any capital expenditures or commitment for capital expenditures other than expenditures or commitments that are in the Ordinary Course of Business and not in excess of $10,000 individually and $50,000 in the aggregate;

(l) cause or permit any insurance policies of the Company to lapse or become voidable or omit to do anything whereby any indemnity may be denied in respect of any actual, potential or pending claim;

(m) other than claims in respect of Taxes (which are governed by clause (q) below), pay any amount in respect of, settle or compromise any Proceeding;

(n) enter into any new line of business or discontinue any business of the Company;

(o) enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

(p) (i) make, revoke or amend any material Tax election, (ii) compromise any claim, investigation, audit or controversy related to a material amount of Taxes, (iii) consent to or execute any extension or waiver of the limitation period applicable to any Tax claim or assessment or waiver of any other restrictions on a Tax claim or assessment, (iv) enter into or amend any Tax agreement with a Tax authority, (v) file any amended Tax Return or claim for a refund of a material amount of Taxes or surrender any right to claim a refund of Taxes or (vi) adopt or change any annual Tax accounting period or change any method of Tax accounting;

(q) grant, increase or accelerate the payment of the base salary or other cash compensation, retirement benefits, retention benefits, change in control benefits or severance benefits of any employee, officer, director or Independent Contractor of the Company or make any grants of new awards pursuant to any incentive or equity plan or arrangement of the Company to any employee, officer, director or Independent Contractor of the Company or any other Person who is or has performed services for the Company or any Affiliate, other than in the Ordinary Course of Business;

(r) hire or promote any employees or Independent Contractors, other than such hires or promotions in the Ordinary Course of Business to replace terminating or terminated employees or Independent Contractors, in each case where such individual so hired or promoted has annual salary and other compensation that does not exceed $100,000 in the aggregate;

(s) enter into, adopt, amend or terminate any collective bargaining agreement or other similar Contract with any labor organization;

(t) establish or adopt any new Employee Benefit Plan or terminate or materially amend any Company Plan; or

(u) agree or otherwise commit to take any of the actions prohibited by the foregoing.

6.4 Full Access. The Company and Member shall permit Parent and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, Representatives, personnel data, books, records (including Tax records), Contracts and documents of or pertaining to the Company and permit Parent to make such reasonable inspections thereof and inquiries as Parent may reasonably request, and furnish Parent with such operating data and other information as Parent may from time to time reasonably request.

6.5 Notification of Certain Matters. Each of Parent, Buyer, Member and the Company shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

6.6 Employee Matters; Company Compensation Plan.

(a) Prior to the Closing, the Company and Member shall not (and the Company and Member shall ensure that none of their Representatives) issue any communication (including any electronic communication) to any employee of the Company regarding post-Closing employment matters in connection with this Agreement, including post-Closing employee benefit plans and compensation (collectively, “Employment Matters”), without the prior written approval of Parent (with such approval not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, (i) the Company and Member agree that they shall consult with Parent prior to the Company or Member effecting any communications to the employees of the Company relating to Employment Matters and that Parent shall have the right to review and comment on any such written communications and (ii) the Company and Member shall not make any representations (on behalf of Parent or its Affiliates) relating to Employment Matters.

(b) If, at least 10 Business Days prior to the Closing Date, if Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the Closing Date. In the event that Buyer requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least five Business Days prior to the Closing Date; provided that, prior to amending or terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(c) No provision of this Agreement (i) shall require Parent to continue to employ any particular Company Service Provider following the Closing Date for any particular period of time or prevent or restrict in any way the right of Parent or its Affiliates to terminate, reassign, promote or demote any Company Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Company Service Providers, (ii) shall be construed to prohibit Parent from amending or terminating any employee benefit program, (iii) shall constitute or be construed as an amendment of any employee benefit program or (iv) shall create or be intended to create any third-party beneficiary rights.

(d) As a material inducement to the commencement of the employment of Messrs. Nielsen, Britton and Glassman with Parent or one of its Subsidiaries, promptly following Closing, Parent will grant each of Messrs. Nielsen, Britton and Glassman an employment inducement award within the meaning of Nasdaq Listing Rule 5635(c) as further described on Schedule 6.6(d) under the heading “Employment Inducement Awards”. Additionally, following the Closing, Parent, through the compensation committee of Parent’s board of directors, will design and implement an equity incentive program as further described on Schedule 6.6(d) under the heading “Equity Incentive Program”. Awards under such Equity Incentive Program shall be allocated among the Company Service Providers as determined by Parent in consultation with the Company’s senior leadership. Such Equity Incentive Program will be subject to all of the terms and conditions set forth in Parent’s equity incentive plans (as may be amended from time to time), in the recipient’s offer letter and in a restricted stock unit agreement to be entered into between the participants in such Equity Incentive Program and Parent.

(e) Parent shall cause to be paid to the Company Service Providers in accordance with the Company’s payroll and payment processes and procedures, and subject to, if applicable, applicable withholdings, the cash amounts and shares of Parent Common Stock as set forth in, and subject to the terms set forth in Schedule 6.6(e).

6.7 Preparation and Filing of Tax Returns; Tax Contests; Tax Actions.

(a) The Member shall prepare and timely file or cause to be prepared and timely filed (and the expenses related thereto shall be Transaction Expenses for purposes of this Agreement), all Tax Returns of the Company for any Pre-Closing Tax Period that are due after Closing and for any Straddle Period; provided, however, that the Member shall provide drafts of such Tax Returns to Parent at least 20 days prior to the due date for filing any such Tax Return that relates to income Taxes (and as soon as practicable in the case of all other Tax Returns). Member shall consider in good faith any reasonable comments to such Tax Returns proposed in writing by Parent at least 10 days prior to the due date for filing any such Tax Return. Member shall pay to Parent, within five days following any demand by Parent, with respect to such Tax Returns, an amount equal to the amount of Taxes shown as due on such Tax Returns to the extent not already included in the Debt Amount; provided, however, with respect to such Tax Returns for a Straddle Period, the amount owed by Member shall be an amount equal to the portion of such Taxes shown as due on such Tax Returns which relates to the portion of such Straddle Period ending on the Closing Date (as determined pursuant to Section 6.7(b) below).

(b) In the case of any Straddle Period, the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, the amount of any Taxes for the Pre-Closing Tax Period shall be equal to the amount of Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the total number of days from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(c) Parent shall promptly notify Member of the assertion by any Governmental Authority of any claim, or the commencement by any Governmental Authority of any suit, action or other proceeding principally with respect to any Tax liability of the Company for any Pre-Closing Tax Period (each, a “Tax Claim”); provided, however, that the failure to give such prompt notice shall not affect Member’s indemnification obligations under this Agreement except to the extent the Member is materially prejudiced thereby. For the avoidance of doubt, in the event of a conflict between this Section 6.7(c) and Section 9.4, Section 9.4 shall control.

(d) The Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Company) to, (i) make, revoke or amend any Tax election with respect to the Company that is retroactively effective on or before the Closing Date, (ii) file, re-file, supplement, or amend any Tax Return of the Company for any Pre-Closing Tax Period that was originally due on or before the Closing Date (taking into account any applicable extensions), (iii) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company that were originally due on or before the Closing Date (taking into account any applicable extensions), or (iv) take any action on the Closing Date (other than as contemplated by this Agreement) that would create a Tax liability on the Closing Date or increase the Member’s indemnification obligations pursuant to Article IX.

6.8 Transfer Taxes. All state and local transfer, sales, filing, recordation, use, stamp, registration or other similar Taxes and fees resulting from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid 50% by Member and 50% by the Parent. The party required by applicable law shall prepare and file the necessary Tax returns or other documentation. The Parties shall pay for such preparation and filing in the same manner as Transfer Taxes.

6.9 Tax Refunds. Any refund of or credit against Taxes of the Company or its Subsidiaries relating to a Pre-Closing Tax Period (or any election to apply the right to such a refund as a payment of, or a credit against, future Taxes) (a “Pre-Closing Tax Refund”), will be credited to the Member, subject to any set off. Parent will promptly pay, or cause to be paid, the amount of any such Pre-Closing Tax Refund, including the amount of interest received thereon and net of any reasonable, documented expenses associated with securing such refund, to the Member upon receipt (or use) of such Pre-Closing Tax Refund by Parent including, following the Closing, the Company and its Subsidiaries or any of their Affiliates (it being understood that in the case of an election to use any such refund as a payment of, or a credit against, future Taxes, such refund will be considered to be used at the time such election is made). Parent shall use commercially reasonable efforts to assist Member in securing any Pre-Closing Tax Refunds to which it may be entitled pursuant to this Section 6.9.

6.10 Indemnification. The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former officers of the Company (the “Indemnified Officers”) as provided under its Organizational Documents or any indemnification, employment or other similar agreements between any Indemnified Officer and the Company as in effect on the date of this Agreement and listed on Schedule 6.10, shall survive the Closing and shall continue in full force and effect from and after the Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Buyer (i) shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to the Indemnified Officers than are set forth as of the date of this Agreement, subject to applicable Law, and (ii) shall perform and discharge, or cause to be discharged, all obligations to provide, in accordance with such Organizational Documents, such indemnity, exculpation and advancement of expenses during such six (6) year period. The provisions of this Section 6.10 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Officers and their respective heirs and assigns. The provisions of this Section 6.10 shall be binding on Buyer and all its successors and assigns. In the event that Buyer or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of Buyer shall assume or succeed to the obligations set forth in this Section 6.10. The foregoing notwithstanding the indemnificaiton rights provided under this Section 6.10 shall not apply in respect of any amounts payable to any Parent Indemnified Party pursuant to ARTICLE IX hereof.

6.11 No Solicitation of Transactions. The Company and Member will not, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company or Equity Interests of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Until the earlier of (A) the Closing and (B) the date on which this Agreement is terminated in accordance with its terms, the Company shall immediately notify Parent orally and in writing if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing. The Company shall, and shall cause its Representatives to, (x) immediately cease and cause to be terminated any existing discussions or negotiations with any other Persons (other than Parent) conducted heretofore with respect to the Acquisition Transaction, (y) terminate access to all such other Persons to any data room related to the Company, and (z) request all such other Persons to return or destroy all due diligence materials provided to such other Persons pursuant to the terms of any confidentiality agreement between the Company and such other Persons. The Company agrees not to release any third party from the confidentiality provisions of any agreement to which the Company is a party.

6.12 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement related to the subject matter of this Agreement prior to or at the Closing without the prior consent of the other Parties; provided that nothing in this Section 6.12 shall prevent any Party from: (a) making any disclosure it believes in good faith it is required to make by applicable Law (including the rules and regulations of the Securities and Exchange Commission and any Nasdaq rules or listing requirements, in all cases as in effect from time to time), in which case the disclosing Party shall use its reasonable best efforts to advise the other Party prior to making the disclosure, or (b) enforcing its rights hereunder.

6.13 Confidentiality. From and after the Closing, Member shall hold, and shall use commercially reasonable efforts to cause his Representatives to hold, in strict confidence from, and not disclose to, any Person (other than any such Representative) all non-public documents and information concerning the Company or the operations of its business, either furnished to it by Buyer, Parent or their respective Affiliates or Representatives, or to which the Member otherwise had access at any time (including prior to the Closing Date) in connection with this Agreement or the transactions contemplated hereby or the conduct of business prior to the Closing, including all non-public information associated with the Company or the operations of its business (“Confidential Information”), except to the extent that such documents or information can be shown by the Company to have been: (a) previously known by the Person receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no disclosure by the Member; or (c) lawfully acquired by the Member after the Closing Date from another source that is not under an obligation to Parent, Buyer or another Person to keep such documents and information confidential. In the event that the Member is requested or required by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person shall (i) provide Parent with prompt notice so that Parent may seek a protective order or other appropriate remedy or, in Parent’s sole discretion, waive compliance with the provisions of this Section 6.13 and (ii) cooperate with Parent, at Parent’s expense, in any effort Parent undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained or Parent waives compliance with the provisions of this Section 6.13, the disclosing Person shall (x) disclose to the Person compelling disclosure only that portion of the Confidential Information that the disclosing Person is advised, by its counsel, is legally required and shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Confidential Information so disclosed (to the extent available) and (y) use reasonable best efforts to promptly furnish to Parent a copy (in whatever form or medium) of such Confidential Information that it intends to furnish.

6.14 Payoff Letters. No later than five Business Days prior to the Closing Date, the Company shall deliver to Parent (a) all Debt Payoff Letters and (b) a Transaction Expense Payoff Letters in respect of the full amount of Transaction Expenses, in each case in form and substance reasonably satisfactory to Parent and executed by the applicable Indebtedness payoff recipient or party to whom the Transaction Expenses are owed.

6.15 Registration Rights.

(a) Parent shall prepare and, as soon as practicable, but in no event later than the Filing Deadline, file with the SEC an initial Registration Statement on Form S-1 (or if Parent is then-eligible to use Form S-3, Parent may elect to file the initial Registration Statement on Form S-3) covering the resale of all of the Registrable Securities; provided, that such initial Registration Statement shall register for resale at least the number of Consideration Shares equal to the Required Registration Amount as of the date such Registration Statement is initially filed with the SEC. Parent shall use its reasonable efforts to have such initial Registration Statement, and each other Registration Statement required to be filed pursuant to the terms of this Agreement, declared effective by the SEC as soon as practicable, but in no event later than the applicable Effectiveness Deadline for such Registration Statement.

(b) In the event the number of shares available under any Registration Statement is insufficient to cover all of the Registrable Securities required to be covered by such Registration Statement, Parent shall amend such Registration Statement (if permissible), or file with the SEC a new Registration Statement, or both, so as to cover at least the Required Registration Amount as of the Business Day immediately preceding the date of the filing of such amendment or new Registration Statement, in each case, as soon as practicable, but in any event not later than 30 days after the necessity therefor arises (but taking account of any position of the staff of the SEC (the “Staff”) with respect to the date on which the Staff will permit such amendment to the Registration Statement and/or such new Registration Statement (as the case may be) to be filed with the SEC). Parent shall use its best efforts to cause such amendment to such Registration Statement and/or such new Registration Statement (as the case may be) to become effective as soon as practicable following the filing thereof with the SEC, but in no event later than the applicable Effectiveness Deadline for such Registration Statement. For purposes of the foregoing provision, the number of shares available under a Registration Statement shall be deemed “insufficient to cover all of the Registrable Securities” if at any time the number of shares of Parent Common Stock available for resale under the applicable Registration Statement is less than the total number of Consideration Shares then-issuable under this Agreement (and after taking into account any limitations to such issuance imposed by this Agreement).

(c) The Resale Registration Statement (or any prospectus or prospectus supplement forming a part of such Resale Registration Statement), as initially filed, shall include the Registrable Securities of Member and any permitted transferee thereof for whom Parent has received properly completed Selling Holder Questionnaires on or before the Closing Date.

(d) Notwithstanding the foregoing obligations, if Parent furnishes to Member a certificate signed by an authorized officer of Parent stating that in the good faith judgment of Parent it would be materially detrimental to the Company for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that Parent has a bona fide business purpose for preserving as confidential; or (iii) render Parent unable to comply with requirements under the Securities Act or Exchange Act, then Parent shall have the right to defer taking action with respect to such filing or to otherwise suspend the use of such Registration Statement, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly.

(e) It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 6.14 with respect to the Registrable Securities that Member shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of Member’s Registrable Securities.

(f) Parent shall notify Member promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Resale Registration Statement or any supplement to any prospectus forming a part of the Resale Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use commercially reasonable efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made. After the Resale Registration Statement becomes effective, Parent shall notify Member of any request by the SEC that Parent amend or supplement such Resale Registration Statement or prospectus, and Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Resale Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Resale Registration Statement.

(g) All of the expenses incurred in connection with any registration of Registrable Securities pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants of Parent shall be paid by Parent. Parent shall not be responsible for any selling expenses of Member or any other selling stockholder in connection with the Resale Registration Statement.

(h) Parent shall use commercially reasonable efforts to cause the Consideration Shares being issued to be approved for listing (subject to notice of issuance) on the Nasdaq effective as of the Closing.

6.16 Lock up; Transfer Management.

(a) Member agrees that it shall not, and shall cause and direct each of its Affiliates not to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, transfer or assign (with or without consideration), lend or otherwise dispose of the Consideration Shares, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by Member or someone other than Member), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of the Consideration Shares, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of the Consideration Shares, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above; provided, however, that nothing herein shall prevent Member from making a Permitted Transfer so long as the Permitted Transferee agrees in a written agreement (which must be provided to Parent before the Permitted Transfer is effective) that (x) any Consideration Shares transferred pursuant to the Permitted Transfer remain subject to restrictions identical to, and remaining in place for the same duration as, those contained in this Section 6.16 otherwise applicable to the Consideration Shares as if no such Permitted Transfer had occurred (the “Share Restrictions”), and (y) Parent shall be made an express third party beneficiary of such agreement with the right to enforce the Share Restrictions against the Permitted Transferee. Member represents and warrants that Member is not currently, and has not caused or directed any of its Affiliates to be or become, a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any prohibited Transfer of Consideration Shares.

(b) Member acknowledges and agrees that all certificates representing the Consideration Shares of Parent (and the shares of every other person to which Member has made a Permitted Transfer subject to the restrictions contained in this Section 6.16) shall bear a legend or legends referencing the restrictions applicable to such shares under this Section 6.16, which legend shall state in substance:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO VOLUME TRADING RESTRICTIONS AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST OF THE SECRETARY OF THE ISSUER. SUCH VOLUME TRADING RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SECURITIES.”

6.17 Further Assurances. From and after the Closing Date, Member shall, from time to time, at Parent’s request, promptly execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, in form and substance reasonably satisfactory to Parent, as Parent may reasonably require in order to comply with the provisions of this Agreement or consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE VII
CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of the Company, Member and Parent. The respective obligations of the Company, Member, Buyer and Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by the applicable Party) of the following conditions on or before the Closing Date:

(a) No Injunction. At the Closing Date, there shall be no (i) injunction, restraining order or decree of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or (ii) applicable Law of any federal or state Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

(b) Required Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority required to effect the transactions contemplated by this Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

7.2 Additional Conditions to the Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement are further subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the Fundamental Representations of the Company and Member shall be true and correct as written as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) each of the other representations and warranties of the Company and Member set forth in ARTICLE III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except in the case of this clause (ii) for such failures to be true and correct that would, individually or when taken together with all such other failures to be true and correct, have had or resulted in or could reasonably be expected to have or result in a Material Adverse Effect.

(b) Performance of Covenants. The Company and Member shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Offer Letters and Non-Competition Agreements. (i) Eric Nielsen; (ii) Max Britton; and (iii) Devon Glassman shall each have executed and delivered Offer Letters and Non-Competition Agreements, each such Person shall have become an employee of Buyer (or an Affiliate of Buyer), and such Person shall have taken any action to invalidate or repudiate the Offer Letters or the Non-Competition Agreements, in whole or in part.

(d) No MAE. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) No Proceedings. No Proceeding shall have been commenced that seeks or would reasonably be expected to restrain, prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

(f) Required Consents. Parent shall have received written evidence reasonably satisfactory to it that all consents, waivers, approvals, authorizations, notices, permits and estoppels listed on Schedule 7.2(f) have been received.

(g) Debt Payoff Letters. Buyer shall have received an executed Debt Payoff Letter and Transaction Expense Payoff Letter from the persons listed on Schedule 7.2(g).

(h) Deliveries. Delivery shall have been made of the documents contemplated by Section 2.5(a).

7.3 Additional Conditions to the Obligations of the Company and Member. The obligations of the Company and Member to consummate the transactions contemplated by this Agreement are further subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the Fundamental Representations of Buyer and Parent shall be true and correct as written as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) each of the other representations and warranties of Buyer and Parent set forth in ARTICLE V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), except in the case of this clause (ii) for such failures to be true and correct that would, individually or when taken together with all such other failures to be true and correct, prevent or would reasonably be expected to have a Material Adverse Effect on the ability of Buyer and Parent to timely consummate the transactions contemplated hereby.

(b) Performance of Covenants. Each of Buyer and Parent shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

(c) Deliveries. Delivery shall have been made of the documents contemplated by Section 2.5(b).

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as provided below:

(a) The Company, Member, Buyer and Parent may terminate this Agreement by mutual consent at any time prior to the Closing.

(b) Parent and Buyer may terminate this Agreement by giving written notice to the Company:

(i) in the event the Company or Member breaches any representation, warranty or covenant contained in this Agreement if (A) such breach, individually or in the aggregate with other breaches, would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied, (B) Parent has notified the Company of the breach and (C) the breach has continued without cure for a period of 10 days after the notice of breach or is not capable of cure within such 10-day period; provided that the Buyer and Parent are not then in material breach of any representation, warranty or covenant contained in this Agreement;

(ii) if the Closing shall not have occurred on or before September 30, 2025 (the “Termination Date”) (unless the failure to close by such date results from a material breach by Buyer or Parent of any representation, warranty or covenant contained in this Agreement); or

(iii) if there is any (i) final and non-appealable injunction, restraining order or decree of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or (ii) applicable Law of any federal or state Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

(c) the Company or Member may terminate this Agreement by giving written notice to Parent:

(i) in the event Buyer or Parent breaches any representation, warranty or covenant contained in this Agreement if (A) such breach, individually or in the aggregate, would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) to not be satisfied, (B) the Company has notified Parent of the breach and (C) the breach has continued without cure for a period of 10 days after the notice of breach or is not capable of cure within such 10-day period; provided that neither the Company nor Member is not then in material breach of any representation, warranty or covenant contained in this Agreement;

(ii) if the Closing shall not have occurred on or before the Termination Date (unless the failure to close by such date results from a material breach by the Company or Member of any representation, warranty or covenant contained in this Agreement); or

(iii) if there is any (i) final and non-appealable injunction, restraining order or decree of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or (ii) applicable Law of any federal or state Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, (a) this Agreement shall be void and of no further force and effect, (b) the transactions contemplated by this Agreement shall be abandoned without further action by any Party and (c) all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Parties, their respective Affiliates or their respective directors, officers or shareholders, except for any Liability with respect to any breach of this Agreement prior to such termination and except for this Section 8.2 and ARTICLE X, which shall survive the termination of this Agreement.

ARTICLE IX
INDEMNIFICATION AND RELATED MATTERS

9.1 Survival Period. The Parties agree that: (a) the Fundamental Representations shall survive the Closing and continue in full force and effect until the fifth (5th) anniversary of the Closing Date (unless a claim is made under this Agreement prior to the expiration of the applicable survival period for such Fundamental Representations, in which case the applicable Fundamental Representation shall survive as to such claim until such claim has been finally resolved); (b) the representations and warranties of the Company contained in Section 3.9 [Tax Matters] shall survive the Closing and continue in full force and effect until sixty (60) days following the expiration of the applicable statutes of limitation; (c) in the event of fraud by the Company, the Member, any Affiliate of the Member, Buyer or Parent, as applicable, in respect of any representation or warranty made by the Company, Member, Buyer or Parent, as applicable, in this Agreement or in any officer’s certificate required to be delivered under this Agreement, the related representations and warranties shall survive the Closing and continue in full force and effect until ninety (90) days following the expiration of the applicable statutes of limitation; and (d) all of the other representations and warranties of the Company, Member, Buyer and Parent contained in ARTICLE III, ARTICLE IV and ARTICLE V shall expire on the first (1st) anniversary of the Closing Date (unless a claim is made under this Agreement prior to the expiration of the applicable survival period for such representations and warranties, in which case the applicable representation and warranty shall survive as to such claim until such claim has been finally resolved). None of the Parties shall have any Liability whatsoever with respect to any representation or warranty in this Agreement unless a claim is made under this Agreement prior to the expiration of the applicable survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. All covenants and other agreements contained in this Agreement shall survive the Closing in accordance with their respective terms until the expiration of the applicable statutes of limitation.

9.2 Indemnification of Buyer and Parent.

(a) Subject to the other provisions of this ARTICLE IX, Member shall indemnify Parent, Buyer and their respective Affiliates and their respective Representatives (the “Parent Indemnified Parties” and each, a “Parent Indemnified Party”) from and against any and all Damages incurred by any Parent Indemnified Party in connection with, relating to or arising from any of the following:

(i) any breach or inaccuracy of any representation or warranty of the Company or Member contained in this Agreement or in any officer’s certificate required to be delivered by the Company under this Agreement;

(ii) any breach by the Company or Member of any of their covenants contained in this Agreement;

(iii) the Adjustment Amount, if any, payable to Parent pursuant to Section 2.7;

(iv) Indemnified Taxes;

(v) any fraud in the making of any representations and warranties of the Company or Member in this Agreement or in any officer’s certificate required to be delivered by the Company or Member under this Agreement; and

(vi) the matters set forth on Schedule 9.2(a)(vi).

(b) Notwithstanding anything set forth in Section 9.2(a) to the contrary,

(i) the Parent Indemnified Parties shall be entitled to indemnification pursuant to Section 9.2(a)(i) with respect to any claim for indemnification pursuant to Section 9.2(a)(i) only if the aggregate Damages to all Parent Indemnified Parties (without duplication) with respect to all claims for indemnification pursuant to Section 9.2(a)(i) exceed $425,000 (the “Deductible”), whereupon (subject to the provisions of Section 9.2(b)(ii)) the Parent Indemnified Parties shall be entitled to indemnification in full for Damages subject to indemnity pursuant to Section 9.2(a)(i) in excess of the amount of the Deductible; provided, however, that the Deductible shall not apply to the indemnification described in Section 9.2(a)(i) with respect to the Company’s Fundamental Representations, the representations and warranties of the Company under Section 3.9 [Tax Matters] or with respect to fraud by the Company in the making of any representations or warranties of the Company in this Agreement or in any officer’s certificate required to be delivered by Company under this Agreement; and

(ii) the indemnification to which the Parent Indemnified Parties shall be entitled pursuant to Section 9.2(a)(i) shall not exceed $7,000,000 (the “Cap”); provided, however, that the Cap shall not apply to the indemnification described in Section 9.2(a)(i) with respect to (A) the Fundamental Representations, (B) the representations and warranties of the Company under Section 3.9 [Tax Matters] or (C) with respect to fraud by the Company in the making of any representations or warranties of the Company in this Agreement or in any officer’s certificate required to be delivered by Company under this Agreement.

9.3 Indemnification of Member.

(a) Subject to the other provisions of this ARTICLE IX, Buyer shall indemnify Member from and against any and all Damages incurred by Member in connection with, relating to or arising from any of the following:

(i) any breach or inaccuracy of any representation or warranty of Buyer or Parent contained in this Agreement or in any officer’s certificate required to be delivered by Buyer under this Agreement;

(ii) any breach by Buyer or Parent of any of their respective covenants contained in this Agreement; or

(iii) any fraud in the making of any representations and warranties of Buyer or Parent in this Agreement or in any officer’s certificate required to be delivered by Parent under this Agreement.

(b) Notwithstanding anything set forth in Section 9.3(a) to the contrary,

(i) Member shall be entitled to indemnification pursuant to Section 9.3(a)(i) with respect to any claim for indemnification pursuant to Section 9.3(a)(i) only if the aggregate Damages to Member (without duplication) with respect to all claims for indemnification pursuant to Section 9.3(a)(i) exceed the Deductible, whereupon (subject to the provisions of Section 9.3(b)(ii)) Member shall be entitled to indemnification in full for Damages subject to indemnity pursuant to Section 9.3(a)(i) in excess of the Deductible; provided, however, that the Deductible shall not apply to the indemnification described in Section 9.3(a)(i) with respect to Buyer’s and Parent’s Fundamental Representations or with respect to fraud by Buyer or Parent in the making of any representations or warranties of Buyer or Parent in this Agreement or in any officer’s certificate required to be delivered by Parent under this Agreement; and

(ii) the indemnification to which Member shall be entitled pursuant to Section 9.3(a)(i) shall not exceed the Cap; provided, however, that the Cap shall not apply to the indemnification described in Section 9.3(a)(i) with respect to (A) Buyer’s and Parent’s Fundamental Representations or (B) fraud by Buyer or Parent in the making of any representations or warranties of Buyer or Parent in this Agreement or in any officer’s certificate required to be delivered by Parent under this Agreement.

9.4 Third Party Claims. If any action at Law, suit in equity or other Proceeding is instituted by or against a third party with respect to which any Parent Indemnified Party or Member (such party, the “Indemnified Party”) believes is reasonably likely to result in Damages under this ARTICLE IX, such Indemnified Party shall promptly notify Member (in the case of a Parent Indemnified Party) or Parent (in the case of Member) (such notified Party, the “Responsible Party”) of such action or suit; provided that any delay or failure to so notify shall not impact the availability of indemnification hereunder. The Responsible Party shall, promptly and in no event later than five (5) days after receipt of the notice, notify such Indemnified Party whether the Responsible Party elects to conduct and control such action or suit, but only after confirming in writing to such Indemnified Party that it accepts responsibility to indemnify such Indemnified Party for all Damages arising from such action or suit. Unless and until the Responsible Party delivers the foregoing notice, such Indemnified Party shall have the right to defend, contest, settle or compromise such action or suit in the exercise of its sole discretion, unless the third-party claimant and such Indemnified Party provide to the Responsible Party an unqualified release from all Liability in respect of such action or suit and such settlement, compromise or judgment does not involve any nonmonetary penalty or admission of fault or Liability, in which case the Responsible Party shall promptly cause to be paid to such Indemnified Party in accordance with this ARTICLE IX the amount of any Damages in respect of such action or suit. If the Responsible Party provides the foregoing notice, the Responsible Party shall have the right to conduct and control, at its sole expense and with counsel of its choice (which counsel must be reasonably satisfactory to such Indemnified Party), such action or suit, and such Indemnified Party shall reasonably cooperate in connection therewith; provided that the Responsible Party shall not settle such action or suit without the prior consent of such Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless the third-party claimant and the Responsible Party provide to such Indemnified Party an unqualified release from all Liability in respect of such action or suit and such settlement, compromise or judgment does not involve any nonmonetary penalty or admission of fault or Liability on the part of such Indemnified Party or its Affiliates. Such Indemnified Party may participate in the defense of such action or suit that is defended by the Responsible Party with counsel of its choice; provided, however, that the fees and expenses of such Indemnified Party’s counsel shall be paid by such Indemnified Party unless (i) the Responsible Party has agreed in writing to pay such fees and expenses, (ii) such Indemnified Party shall have reasonably determined based on the advice of counsel that a conflict or potential conflict exists between the Responsible Party and such Indemnified Party that would make such separate representation advisable or there are one or more factual or legal defenses available to such Indemnified Party that are different or in addition to those that are available to the Responsible Party, (iii) the action or suit involves the seeking of non-monetary relief which, if granted, could reasonably be expected to materially and adversely affect the business of such Indemnified Party or its Affiliates, (iv) the amount of potential Damages exceeds the amount that is available for indemnification hereunder, after taking into account all other claims made or reasonably anticipated, or (v) the Responsible Party ceases to diligently defend the action or suit, in all of which cases such counsel shall be at the expense of the Responsible Party.

9.5 Limitations and Other Agreements.

(a) Any payment to a Parent Indemnified Party in respect of any claim for indemnification properly asserted by any Parent Indemnified Party under Section 9.2(a) shall first reduce the amount of the Second Cash Payment in accordance with the terms of the definition thereof until the earlier of the date on which the Second Cash Payment has either been paid or reduced to $0.00, after which Parent shall next seek recourse against the Consideration Shares issuable pursuant to this Agreement (or the Cash In Lieu Consideration payable pursuant to this Agreement, if applicable), and after which, Parent may next seek recourse against the Member directly. Additionally, Parent may set off indemnificable Damages against any amounts payable pursuant to Section 6.4.

(b) Any payment by the Member or Buyer or Parent pursuant to Section 9.2 or Section 9.3, as applicable, in respect of any indemnification properly asserted by any Indemnified Party shall be limited to the amount of any Damages that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by an Indemnified Party in respect of any such claim (net of any deductible or any other expense incurred by the Indemnified Party in obtaining such recovery).

(c) No Indemnified Party shall be entitled to double recovery for any indemnifiable Damages even though such Damages may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement.

(d) Except with respect to any Damages arising from any fraud by the Company, the Member or their Affiliates, the Member shall not be liable for any Damages in excess of the aggregate cash consideration actually paid to the Member under this Agreement and, as and if applicable, the value of the Consideration Shares on the date issuable under this Agreement (or the Cash In Lieu Consideration payable pursuant to this Agreement, if applicable).

(e) Notwithstanding anything to the contrary set forth herein, the Parent Indemnified Parties shall have no right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (A) are attributable to Tax periods (or portions thereof) beginning after the Closing Date, (B) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Tax period (or portion thereof) ending on or before the Closing Date, (C) result from transactions or actions taken by Buyer, Parent or any of their Affiliates (including, for the avoidance of doubt, the Company) after the Closing that are not specifically contemplated by this Agreement, (D) result from any Parent financing transaction, or (E) do not arise from a third party claim.

(f) Member covenants and agrees not to terminate, dissolve, liquidate or wind up Member until the later of (i) five years following the Closing Date and (ii) the resolution of all claims and matters relating to Item 1. set forth on Schedule 9.2(a)(vi).

9.6 Materiality. For purposes of this ARTICLE IX, each representation or warranty in this Agreement shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” (which instead shall be read as any adverse effect), and like expressions.

9.7 Adjustments to Total Consideration. All indemnification payments under this ARTICLE IX shall be treated as an adjustment to the Total Consideration for all Tax purposes except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

9.8 No Effect. No investigation by any Party or its Representatives prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements contained in this Agreement. The waiver by a Party of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or any other remedy provided for herein based on such representations, warranties, covenants or agreements.

ARTICLE X
GENERAL PROVISIONS

10.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (i) when delivered personally to the recipient or by email (with acknowledgement of a complete transmission), on the day of delivery, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(a) if to Parent or Buyer at:

Complete Solaria, Inc.

1403 North 630 East

Orem, UT 84097

Attn: Chief Legal Officer

Email: [***]

with a copy to (which shall not constitute notice):

Arnold & Porter Kaye Scholer LLP
250 W 55th Street
New York, NY 10019

Attn: Michael Penney

Email: [***]

(b) if to the Company, at:

Sunder Energy LLC

1750 W. 11400 S., Suite 110

South Jordan, UT 84095

Attn: Eric Nielsen

Email: [***]

with a copy to (which shall not constitute notice):

Paul Hastings LLP
200 Clarendon Street
Boston, MA 02116

Attn: Ian Engstrand

Email: [***]

(c) if to the Member, at:

Chicken Parm Pizza LLC

1750 West 11400 South, Suite 110

South Jordan, Utah 84095

Attn: Eric Nielsen

E-mail: [***]

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.2 Amendment and Modification; Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any condition or provision of this Agreement or any default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party or Parties making such a waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of any representation, warranty, covenant or agreement hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective personal representatives, heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party; provided that Buyer and Parent may assign any or all of its rights, interests or obligations hereunder to one or more of its Affiliates.

10.4 Entire Agreement. This Agreement and the Confidentiality Agreement, together with any Exhibits and Schedules and the Ancillary Agreements, constitute the entire agreement among the Parties, and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.5 Severability. The provisions of this Agreement shall be deemed severable and any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.6 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and other than the Parent Indemnified Parties and Member, which shall be express third party beneficiaries of ARTICLE IX.

10.7 Governing Law; Venue.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

(b) Each Party to this Agreement (i) hereby agrees that any litigation, Proceeding or other legal action brought in connection with or relating to this Agreement or any matters contemplated hereby or thereby shall be brought exclusively in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, the United States District Court for the District of Delaware; (ii) irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or Proceeding; (iii) hereby agrees that service of process, summons, notice or other document by mail to such Party’s address set forth in Section 10.1 shall be effective service of process for any suit, action or other Proceeding brought in any such court; and (iv) hereby waives to the fullest extent permitted by Law any objection that it may now or hereafter have to the venue of any such litigation, Proceeding or action in any such court or that any such litigation, Proceeding or action was brought in an inconvenient forum.

10.8 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any and all rights such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or related to this Agreement or the transactions contemplated hereby. Each Party certifies and acknowledges that it: (a) understands and has considered the implications of this waiver; (b) makes this waiver voluntarily; (c) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; and (d) has been induced to enter into this Agreement by, among other things, the mutual waiver in this Section 10.8.

10.9 Specific Performance. Each Party acknowledges and agrees that in the event of any actual or threatened breach of the provisions of this Agreement by the other Parties, irreparable damage will occur, no adequate remedy at Law would exist and damages would be difficult to determine, and in addition to any other remedies available for such breach or threatened breach, each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations under this Agreement by an action or actions for specific performance, injunction or other equitable relief in order to enforce or prevent any violations of (whether anticipatory, continuing or future) any of the provisions of this Agreement, without the necessity of proving irreparable harm or actual damages. The Parties agree to not seek and agree to waive any requirement for the securing or posting of a bond in connection with the seeking or obtaining of any relief pursuant to this Section 10.9.

10.10 Certain Damages and Exclusive Remedies. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable under this Agreement for any punitive, special, incidental or indirect Damages (including loss of revenue, diminution in value, and any damages based on any type of multiple), except to the extent awarded by a court of competent jurisdiction in connection with a third-party claim. Except as otherwise specifically provided herein (including with respect to the availability of specific performance as described in Section 10.9) or in the case of fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement, the remedies provided in ARTICLE IX hereof shall be the exclusive remedies of the Parties from and after the Closing in connection with any breach of any warranty made by the Company or the inaccuracy of any representation made by the Company in this Agreement any breach of any covenants applicable to the Company in this Agreement.

10.11 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Brokers. Regardless of whether the Closing shall occur, (a) the Company shall indemnify Buyer, Parent and their Affiliates against, and hold Buyer, Parent and their Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by the Company or its Affiliates in respect of the transactions contemplated by this Agreement, and (b) Parent shall indemnify the Company, Member and their respective Affiliates against, and hold the Company, Member and their respective Affiliates harmless from, any Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors or other Persons retained or engaged by Buyer, Parent and their Affiliates in respect of the transactions contemplated by this Agreement.

10.13 Legal Representation.

(a) It is acknowledged by each of the Parties that the Company and Member have retained Paul Hastings LLP (collectively, “Seller’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Seller’s Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of any of Seller’s Counsel for conflict of interest or any other purposes as a result thereof. Member, Parent and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Member and its Affiliates, on the one hand, and Parent, Buyer and their Affiliates (including the Company), on the other hand, are adverse, arises after the Closing between Parent, Buyer or the Company, on the one hand, and Member and its Affiliates, on the other hand, Seller’s Counsel may represent any or all of Member and its Affiliates in such dispute even though the interests of Member and its Affiliates may be directly adverse to Parent, Buyer or the Company, and even though Seller’s Counsel formerly may have represented the Company in any matter substantially related to such dispute.

(b) Member and its Affiliates and Parent, Buyer and their Affiliates (including the Company following the Closing with respect to Parent and Buyer), acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Parent, Buyer, the Company or any of its or their respective Affiliates, on the one hand, and Member or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement, (i) as to all communications among Seller’s Counsel, the Company, Member or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Member or its Affiliates (other than the Company), and may be controlled by member or its Affiliates (other than the Company), and shall not pass to or be claimed by Parent, Buyer, the Company, or any of their respective Affiliates and (ii) Seller’s Counsel may disclose to Member or its Affiliates any information learned by Seller’s Counsel in the course of its representation of Member, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, of Seller’s Counsel’s duty of confidentiality. Accordingly, Parent, Buyer and their Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Seller’s Counsel constitute property of the client, only Member and its Affiliates shall hold such property rights and (B) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, Buyer or the Company by reason of any attorney-client relationship between Seller’s Counsel and the Company or otherwise.

(c) If and to the extent that, at any time subsequent to Closing, Parent, Buyer or any of their Affiliates (including the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Parent, Buyer, on behalf of itself and its Affiliates (including the Company), shall be entitled to waive such privilege only with the consent of Member.

10.14 Headings. The table of contents and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.15 Construction.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b) Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Unless the context otherwise requires, as used in this Agreement, (i) “including” and its variants mean “including, without limitation” and its variants, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (ii) words defined in the singular have the parallel meaning in the plural and vice versa; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, the Schedules and Exhibits hereto; (iv) all Sections and Schedules and Exhibits referred to herein are, respectively, Sections of, and Schedules and Exhibits to, this Agreement; (v) words importing any gender shall include other genders; (vi) a dollar figure ($) used in this Agreement means United States dollars; (vii) any reference to “days” means calendar days, unless Business Days are expressly specified; and (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(d) A reference to a notice, consent or approval to be delivered under or pursuant to this Agreement means a written notice, consent or approval.

(e) A reference to any Person includes such Person’s successors and assigns to the extent such successors or assigns are permitted by the terms of the applicable agreement.

(f) All payments under or pursuant to this Agreement shall be made by wire transfer in United States dollars in immediately available funds.

10.16 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.17 Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic means such as .pdf form), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

COMPANY:

SUNDER ENERGY LLC

By:	/s/ Eric Nielsen
Name: Eric Nielsen
Title: President

MEMBER:

CHICKEN PARM PIZZA LLC

By:	/s/ Maxwell Britton
Name: Maxwell Britton
Title: Manager

[Signature Page to Membership Interest Purchase Agreement]

PARENT:

COMPLETE SOLARIA, INC.

By:	/s/ T.J. Rodgers
Name: T.J. Rodgers
Title: Chairman and Chief Executive Officer

BUYER:

COMPLETE SOLAR, INC.

By:	/s/ T.J. Rodgers
Name: T.J. Rodgers
Title: Chairman and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]